EXHIBIT 2.1

AGREEMENT AND PLAN OF REORGANIZATION AND MERGER
BETWEEN
FIRST MERCHANTS CORPORATION
AND
C FINANCIAL CORPORATION

THIS AGREEMENT AND PLAN OF REORGANIZATION AND MERGER (the “Agreement”), is entered as of the 5th day of January, 2015, by and between FIRST MERCHANTS CORPORATION, an Indiana corporation (“First Merchants”) and C FINANCIAL CORPORATION, an Ohio corporation (“C Financial”).
W I T N E S S E T H:
WHEREAS, First Merchants is a registered bank holding company under the Bank Holding Company Act of 1956, as amended, with its principal place of business in Muncie, Delaware County, Indiana and with First Merchants Bank, National Association, a national bank (“FMB”) as its wholly-owned subsidiary;
WHEREAS, C Financial is a is a registered bank holding company under the Bank Holding Company Act of 1956, as amended, with its principal place of business in Dublin, Franklin County, Ohio, with Cooper State Bank, an Ohio state bank (the “Bank”) as its wholly-owned subsidiary;
WHEREAS, 1616 East Dublin Granville Road, LLC; 5811 Sawmill Road, LLC; 3245 North High Street, LLC; 6950 East Main Street, LLC; and 5090 North High Street, LLC are all Minnesota limited liability companies wholly-owned by the Bank (the “Subsidiary LLCs”) (the Bank and the Subsidiary LLCs are sometimes collectively referred to herein as the “Subsidiaries” or individually as a “Subsidiary”);
WHEREAS, it is the desire of First Merchants and C Financial to effect a series of transactions whereby (i) C Financial will merge with and into First Merchants, (ii) the Bank will merge with and into FMB and (iii) the Subsidiary LLCs will become wholly-owned subsidiaries of FMB; and
WHEREAS, a majority of the entire Boards of Directors of First Merchants, FMB, C Financial and the Bank have approved this Agreement and authorized its execution.
NOW, THEREFORE, in consideration of the mutual promises, covenants, and agreements herein contained and other good and valuable consideration, the receipt of which is hereby acknowledged, First Merchants and C Financial hereby make this Agreement and prescribe the terms and conditions of the merger of C Financial with and into First Merchants and the Bank with and into FMB and the mode of carrying the transactions into effect as follows:

SECTION 1

THE MERGERS
1.1    C Financial Merger. Subject to the terms and conditions of this Agreement, on the Effective Date (as defined in Section 11 hereof), C Financial shall be merged with and into First Merchants, which shall be the “Continuing Company” and shall continue its corporate existence under the laws of the State of Indiana, pursuant to the provisions of and with the effect provided in Indiana Code § 23-1-40 and Ohio Revised Code Section 1701.79 (the “Merger”).
1.2    The Bank Merger. Subject to the terms and conditions of this Agreement, on the Effective Date and immediately after the Merger, the Bank shall be merged with and into FMB pursuant to the terms and conditions of the Agreement and Plan of Merger attached hereto as Exhibit A (the “Bank Merger Agreement”) and otherwise in accordance with 12 USC § 215a and the Ohio Revised Code, as amended, together with any regulations promulgated thereunder (the “Bank Merger”).
1.3    Right to Revise Mergers. The parties may, at any time, change the method of effecting the Merger or the Bank Merger if and to the extent the parties deem such change to be desirable, including, without limitation, to provide for the merger of C Financial into a wholly-owned subsidiary of First Merchants and/or the merger of the Bank or either of them into FMB or wholly-owned subsidiaries of First Merchants or FMB; provided, however, that no such change, modification or amendment shall (a) alter or change the amount or kind of consideration to be received by the shareholders of C Financial specified in Section 3 hereof as a result of the Merger, except in accordance with the terms of Section 3 hereof; or (b) materially impede or delay receipt of any approvals referred to in this Agreement or the consummation of the transactions contemplated by this Agreement.

SECTION 2
EFFECT OF THE MERGER

Upon the Merger becoming effective:
2.1    General Description. The separate existence of C Financial shall cease and the Continuing Company shall possess all of the assets of C Financial and all of its rights, privileges, immunities, powers, and franchises and shall be subject to and assume all of the duties, obligations and liabilities of C Financial.
2.2    Name, Offices, and Management. The name of the Continuing Company shall continue to be “First Merchants Corporation.” Its principal office shall be located at 200 E. Jackson Street, Muncie, Indiana. The Board of Directors of the Continuing Company, until such time as their successors have been elected and qualified, shall consist of the current Board of Directors of First Merchants. The officers of First Merchants immediately prior to the Effective Date shall continue as the officers of the Continuing Company.

2.3    Capital Structure. The amount of capital stock of the Continuing Company shall be the same as the capital stock of First Merchants immediately prior to the Effective Date.
2.4    Articles of Incorporation and Bylaws. The Articles of Incorporation and the Bylaws of the Continuing Company shall be those of First Merchants immediately prior to the Effective Date until the same shall be further amended as provided therein or by law.
2.5    Assets and Liabilities. The title to all assets, real estate and other property owned by First Merchants and C Financial shall vest in the Continuing Company without reversion or impairment. All liabilities of C Financial shall be assumed by the Continuing Company.
2.6    Additional Actions. If, at any time after the Effective Date, the Continuing Company shall consider or be advised that any further deeds, assignments or assurances in law or any other acts are necessary or desirable (a) to vest, perfect or confirm, of record or otherwise, in the Continuing Company its right, title or interest in, to or under any of the rights, properties or assets of C Financial or the Bank, or (b) otherwise carry out the purposes of this Agreement, C Financial and the Bank and their respective officers and directors shall be deemed to have granted to the Continuing Company an irrevocable power of attorney to execute and deliver all such deeds, assignments or assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in the Continuing Company and otherwise to carry out the purposes of this Agreement, and the officers and directors of the Continuing Company are authorized in the name of C Financial or the Bank or otherwise to take any and all such action.
SECTION 3
CONSIDERATION TO BE
DISTRIBUTED TO SHAREHOLDERS OF C FINANCIAL
3.1    Consideration. Upon and by reason of the Merger becoming effective, the shareholders of C Financial of record on the Effective Date shall be entitled to receive an aggregate of Fourteen Million Five Hundred Thousand Dollars ($14,500,000) (the “Cash Consideration”) in cash in exchange for all of the outstanding shares of C Financial common stock, $1.00 par value (“C Financial Common Stock”). The amount each shareholder will receive will be equal to the Cash Consideration multiplied by a fraction, the numerator of which is the number of shares of C Financial Common Stock held by such shareholder and the denominator of which is the number of shares of C Financial Common Stock outstanding on the Effective Date. Any shareholders who have dissented from the Merger in accordance with Ohio Revised Code § 1701.84 and § 1701.85, as amended, will only receive payment through the dissenters’ rights proceedings.
3.2    Distribution of Cash.
(a)    Each share of common stock of First Merchants outstanding immediately prior to the Effective Date shall remain outstanding unaffected by the Merger.
(b)    Prior to the Closing, First Merchants and C Financial shall mutually agree on a form of letter of transmittal (the “Letter of Transmittal”) providing instructions as to the transmittal to First Merchants of certificates representing shares of C Financial Common

Stock and the issuance of cash in exchange therefor pursuant to the terms of this Agreement. Distribution of cash payments for C Financial Common Stock shall be made at the Closing by First Merchants to each former shareholder of C Financial that delivered to First Merchants such shareholder’s certificates representing C Financial Common Stock, accompanied by a properly completed and executed Letter of Transmittal, at least three (3) business days prior to the Effective Date. First Merchants shall distribute to any former shareholder of C Financial that had not delivered to First Merchants such shareholder’s certificates representing C Financial Common Stock, accompanied by a properly completed and executed Letter of Transmittal, at least three (3) business days prior to the Effective Date cash payment for C Financial Common Stock held by such shareholder within three (3) business days following delivery to First Merchants of such shareholder’s certificates representing C Financial Common Stock, accompanied by a properly completed and executed Letter of Transmittal. Interest shall not accrue or be payable with respect to any cash payments. Notwithstanding the foregoing, if a shareholder is exercising its dissenters’ rights in accordance with Ohio Revised Code § 1701.84 and § 1701.85, as amended, such shareholder will only receive payment through the dissenters’ rights proceedings.
(c)    Following the Effective Date, stock certificates representing C Financial Common Stock shall be deemed to evidence only the right to receive cash as determined in accordance with Section 3.1 above.
(d)    From and after the Effective Date, there shall be no transfers on the stock transfer books of C Financial of any shares of C Financial Common Stock.
(e)    Any shareholders of C Financial who have not complied with this Section 3 at least three (3) Business Days prior to Closing shall thereafter look only to First Merchants, or its successors in interest, for the payment of cash deliverable in respect of each share of C Financial Common Stock such shareholder holds as determined pursuant to this Agreement. Notwithstanding the foregoing, none of First Merchants or any other person shall be liable to any former holder of shares of C Financial Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.
(f)    First Merchants shall be entitled to rely upon the stock transfer books of C Financial to establish the persons entitled to receive cash, which books, in the absence of actual knowledge by First Merchants of any adverse claim thereto, shall be conclusive with respect to the ownership of such stock.
(g)    With respect to any certificate for C Financial Common Stock which has been lost, stolen, or destroyed, First Merchants shall be authorized to issue cash to the registered owner of such certificate upon receipt of an affidavit of lost stock certificate, in form and substance satisfactory to First Merchants, and upon compliance by the C Financial’s shareholder with all procedures historically required by C Financial in connection with lost, stolen, or destroyed certificates.
SECTION 4

DISSENTING SHAREHOLDERS
Shareholders of C Financial shall have the rights accorded to dissenting shareholders under Ohio Revised Code § 1701.84 and § 1701.85, as amended.
SECTION 5

REPRESENTATIONS AND
WARRANTIES OF C FINANCIAL
C Financial hereby makes the representations and warranties set forth below to First Merchants with respect to itself and the Subsidiaries. For the purposes of this Section 5, a “C Financial Disclosure Letter” is defined as the letter referencing Section 5 of this Agreement which shall be prepared by C Financial and delivered to First Merchants contemporaneously with the execution of this Agreement.
5.1    Organization and Authority. C Financial is a corporation duly organized and validly existing under the laws of the State of Ohio, the Bank is a bank duly organized and validly existing under the laws of the State of Ohio and the Subsidiary LLCs are duly organized and validly existing under the laws of the State of Minnesota. C Financial, the Bank and the Subsidiary LLCs have the power and authority (corporate and otherwise) to conduct their respective businesses in the manner and by the means utilized as of the date hereof. C Financial’s only subsidiary is the Bank. Other than the Subsidiary LLCs, C Financial has no indirect subsidiaries. The Bank is subject to primary federal regulatory supervision and regulation by the Federal Deposit Insurance Corporation.
5.2    Authorization.
(a)    C Financial has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder, subject to satisfaction of the conditions precedent in Section 9. This Agreement, when executed and delivered, will have been duly authorized and will constitute a valid and binding obligation of C Financial, enforceable in accordance with its terms except to the extent limited by insolvency, reorganization, liquidation, readjustment of debt or other laws of general application relating to or affecting the enforcement of creditors’ rights. The Board of Directors of the Bank and C Financial as its sole shareholder have approved the Bank Merger pursuant to the terms and conditions of this Agreement and the Bank Merger Agreement.
(b)    Except as set forth in the C Financial Disclosure Letter, neither the execution of this Agreement, nor the consummation of the transactions contemplated hereby, does or will (i) conflict with, result in a breach of, or constitute a default under C Financial’s or a Subsidiary’s organizational documents; (ii) conflict with, result in a breach of, or constitute a default under any federal, foreign, state or local law, statute, ordinance, rule, regulation or court or administrative order or decree, or any note, bond, indenture, loan, mortgage, security agreement, contract, arrangement or commitment, to which C Financial or any Subsidiary is subject or bound, the result of which would have a Material Adverse Effect; (iii) result in the creation of, or give any person, corporation or entity the right to create, any lien, charge, encumbrance, security interest, or any other rights of others or other adverse interest upon any right, property or asset of C Financial or any of the Subsidiaries; (iv) terminate, or give any person, corporation or entity the right to terminate, amend, abandon, or refuse to perform, any note, bond, indenture, loan, mortgage, security agreement, contract, arrangement or commitment to which C Financial or any of the Subsidiaries is subject or bound, the result of which would have a Material Adverse Effect; or (v) accelerate or modify, or give any party thereto the right to accelerate or modify, the time within which, or the terms according to which, C Financial or any of the Subsidiaries is to perform any duties or obligations or receive any rights or benefits under any note, bond, indenture, loan, mortgage, security agreement, contract, arrangement or commitment.
For the purpose of this Agreement, a “Material Adverse Effect” means any effect that (i) is material and adverse to the financial position, results of operations or business of C Financial and the Subsidiaries taken as a whole, or First Merchants and FMB taken as a whole, as applicable or (ii) would materially impair the ability of C Financial or First Merchants, as applicable, to perform its obligations under this Agreement; provided, however, that a Material Adverse Effect shall not be deemed to include the impact of (a) changes in banking and similar laws of general applicability to banks or their holding companies or interpretations thereof by courts or governmental authorities, (b) changes in generally accepted accounting principles or regulatory accounting requirements applicable to banks or their holding companies generally, (c) any modifications or changes to valuation policies and practices in connection with the Merger or restructuring charges taken in connection with the Merger, in each case in accordance with generally accepted accounting principles, (d) effects of any action taken with the prior written consent of the other party hereto, (e) changes in the general level of interest rates (including the impact on the securities portfolios of C Financial and the Bank, or First Merchants and FMB, as applicable) or conditions or circumstances relating to or that affect either the United States economy, financial or securities markets or the banking industry, generally, (f) changes resulting from expenses (such as legal, accounting and investment bankers’ fees) incurred in connection with this Agreement or the transactions contemplated herein, including without limitation payment of any amounts due to, or the provision of any benefits to, any officers or employees under agreements, plans or other arrangements in existence of or contemplated by this Agreement and disclosed to First Merchants, (g) the impact of the announcement of this Agreement and the transactions contemplated hereby, and compliance with this Agreement on the business, financial condition or results of operations of C Financial and the Bank, or First Merchants and FMB, as applicable and (h) the occurrence of any military or terrorist attack within the United States or any of its possessions or offices; provided, that in no event shall a decrease in the trading price of the common stock of First Merchants, by itself, be considered a Material Adverse Effect on First Merchants.
(c)    Other than in connection or in compliance with the Bank Holding Company Act of 1956, federal and state securities laws, and applicable Ohio and Indiana banking and corporate statutes, and the rules and regulations promulgated thereunder, no notice to, filing with, authorization of, exemption by, or consent or approval of, any public body or authority is necessary for the consummation by C Financial and the Bank of the transactions contemplated by this Agreement.

(d)    Other than those filings, authorizations, consents and approvals referenced in Section 5.2(c) above and except as set forth in the C Financial Disclosure Letter, no notice to, filing with, authorization of, exemption by, or consent or approval of, any third party is necessary for the consummation by C Financial or the Bank of the transactions contemplated by this Agreement, except for such authorizations, exemptions, consents or approvals, the failure of which to obtain, would not be reasonably likely to result in a Material Adverse Effect.
5.3    Capitalization.
(a)    The C Financial Disclosure letter contains a list of the shareholders of C Financial and the number of shares held by each. As of the date of this Agreement, C Financial has 2,500,000 shares of C Financial Common Stock authorized, 2,151,867 shares of which are issued and outstanding. Such issued and outstanding shares of C Financial Common Stock have been duly and validly authorized by all necessary corporate action of C Financial, are validly issued, fully paid and nonassessable and have not been issued in violation of any preemptive rights of any shareholders. C Financial has no capital stock authorized, issued or outstanding other than as described in this Section 5.3(a) and, except as set forth in the C Financial Disclosure Letter, C Financial has no intention or obligation to authorize or issue additional shares of its capital stock.
(b)    As of the date of this Agreement, the Bank has 1,050,000 shares of common stock authorized, $1.00 par value per share, 1,010,000 shares of which are issued and outstanding and held by C Financial. Such issued and outstanding shares of Bank common stock have been duly and validly authorized by all necessary corporate action of the Bank, are validly issued, fully paid and nonassessable, and have not been issued in violation of any preemptive rights of any Bank shareholders. Except as set forth in the C Financial Disclosure Letter, all of the issued and outstanding shares of Bank common stock are owned by C Financial free and clear of all liens, pledges, charges, claims, encumbrances, restrictions, security interests, options and preemptive rights and of all other rights of any other person, corporation or entity with respect thereto. The Bank has no capital stock authorized, issued or outstanding other than as described in this Section 5.3(b) and has no intention or obligation to authorize or issue any other shares of capital stock.
(c)    All of the outstanding membership interests of the Subsidiary LLCs are owned directly by the Bank. Such interests have been duly and validly authorized by all necessary company action, are validly issued, and have not been issued in violation of any preemptive rights. Such interests are owned by the Bank, free and clear of any liens, pledges, charges, claims, encumbrances, restrictions, security interests, options and preemptive rights and of all other rights of any person, corporation or entity with respect thereto.
(d)    There are no options, commitments, calls, agreements, understandings, arrangements or subscription rights regarding the issuance, purchase or acquisition of capital stock or membership interest, or any securities convertible into or representing the right to purchase or otherwise receive the capital stock, membership interest or any debt securities, of C Financial or any Subsidiary or by which C Financial or any Subsidiary is or may become bound. Neither C Financial nor any Subsidiary has any outstanding contractual or other obligation to repurchase, redeem or otherwise acquire any of its respective outstanding shares of capital stock or membership interest.
(e)    Except as set forth in the C Financial Disclosure Letter, to the knowledge of C Financial’s Management (as defined below), no person or entity beneficially owns 5% or more of C Financial’s outstanding common shares.
5.4    Organizational Documents. The respective Articles of Incorporation, By-Laws and Operating/LLC Agreements of C Financial and each Subsidiary have been delivered to First Merchants and represent true, accurate and complete copies of such corporate documents of C Financial and each Subsidiary in effect as of the date of this Agreement.
5.5    Compliance with Law. Neither C Financial nor any Subsidiary has engaged in any activity nor taken or omitted to take any action which has resulted or, to the knowledge of C Financial’s Management could reasonably be expected to result, in the violation of any local, state, federal or foreign law, statute, rule, regulation or ordinance or of any order, injunction, judgment or decree of any court or government agency or body, the violation of which could reasonably be expected to have a Material Adverse Effect on C Financial. C Financial and each Subsidiary possess all licenses, franchises, permits and other authorizations necessary for the continued conduct of their respective businesses without material interference or interruption, except where the failure to possess such licenses or other authorizations would not be reasonably expected to have a Material Adverse Effect on C Financial, and, except as set forth in the C Financial Disclosure Letter, such licenses, franchises, permits and authorizations shall be transferred to First Merchants on the Effective Date without any material restrictions or limitations thereon or the need to obtain any consents of third parties. Except as set forth in the C Financial Disclosure Letter, neither C Financial nor any of the Subsidiaries are subject to any agreement, commitment or understanding with, or order and directive of, any regulatory agency or government authority with respect to the business or operations of C Financial or any Subsidiary. Except as set forth in the C Financial Disclosure Letter, the Bank has not received any notice of enforcement actions or criticisms since January 1, 2012 from any regulatory agency or government authority relating to its compliance with the Bank Secrecy Act, the Truth-in-Lending Act, the Community Reinvestment Act, the Gramm-Leach-Bliley Act of 1999, the USA Patriot Act, the International Money Laundering Abatement and Financial Anti-Terrorism Act of 2001, the Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act or any laws with respect to the protection of the environment or the rules and regulations promulgated thereunder. Except as set forth in the C Financial Disclosure Letter, C Financial has not received any notice of enforcement actions or criticisms since January 1, 2012, from any regulatory agency or government authority relating to its compliance with any securities laws applicable to C Financial. The Bank received a rating of “satisfactory” or better in its most recent examination or interim review with respect to the Community Reinvestment Act.
5.6    Accuracy of Statements. No information which has been or shall be supplied by C Financial with respect to its businesses, operations and financial condition for inclusion in the proxy statement or regulatory applications relating to the Merger or the Bank Merger contains or shall contain any untrue statement of a material fact or omits or shall omit to state a material fact necessary to make the statements contained herein or therein not misleading.
5.7    Litigation and Pending Proceedings. Except as set forth in the C Financial Disclosure Letter, there are no claims of any kind, nor any action, suits, proceedings, arbitrations or investigations pending or to the knowledge of C Financial’s Management threatened in any court or before any government agency or body, arbitration panel or otherwise (nor does C Financial’s Management have any knowledge of a basis for any claim, action, suit, proceeding, arbitration or investigation) which could reasonably be expected to have a Material Adverse Effect. To the knowledge of C Financial’s Management, there are no material uncured violations, criticisms or exceptions, or violations with respect to which material refunds or restitutions may be required, cited in any report, correspondence or other communication to C Financial or any Subsidiary as a result of an examination by any regulatory agency or body.
5.8    Financial Statements.
(a)    C Financial’s consolidated audited balance sheets as of the end of the two fiscal years ended December 31, 2013 and 2012, the unaudited consolidated balance sheet for the nine months ended September 30, 2014 and the related consolidated statements of income, shareholders’ equity and cash flows for the years or period then ended (hereinafter collectively referred to as the “Financial Information”) present fairly the consolidated financial condition or position of C Financial as of the respective dates thereof and the consolidated results of operations of C Financial for the respective periods covered thereby and have been prepared in conformity with generally accepted accounting principles applied on a consistent basis.
(b)    All loans reflected in the Financial Information and which have been made, extended or acquired since September 30, 2014 (i) have been made for good, valuable and adequate consideration in the ordinary course of business; (ii) constitute the legal, valid and binding obligation of the obligor and any guarantor named therein; (iii) are evidenced by notes, instruments or other evidences of indebtedness which are true, genuine and what they purport to be; and (iv) to the extent that the Bank has a security interest in collateral or a mortgage securing such loans, are secured by perfected security interests or mortgages naming the Bank as the secured party or mortgagee, except for such unperfected security interests or mortgages naming the Bank as secured party or mortgagee which, on an individual loan basis, would not materially adversely affect the value of any such loan and the recovery of payment on any such loan if the Bank is not able to enforce any such security interest or mortgage.
5.9    Absence of Certain Changes. Except for events and conditions relating to the business and interest rate environment in general, the accrual or payment of Merger-related expenses, or as set forth in the C Financial Disclosure Letter, since September 30, 2014, no events have occurred which could reasonably be expected to have a Material Adverse Effect. Except as set forth in the C Financial Disclosure Letter, between the period from September 30, 2014 to the date of this Agreement, C Financial and each Subsidiary have carried on their respective businesses in the ordinary and usual course consistent with their past practices (excluding the incurrence of fees and expenses of professional advisors related to this Agreement and the transactions contemplated hereby) and there has not been any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to C Financial’s common shares (other than normal quarterly cash dividends) or any split, combination or reclassification of any stock of C Financial or any Subsidiary or any issuance or the authorization of any issuance of any securities in respect of, or in lieu of, or in substitution for C Financial’s common shares.
5.10    Absence of Undisclosed Liabilities. Except as set forth in the C Financial Disclosure Letter, neither of C Financial nor any Subsidiary has any liabilities, whether accrued, absolute, contingent, or otherwise, existing or arising out of any transaction or state of facts existing on or prior to the date hereof, except (a) as and to the extent disclosed, reflected or reserved against in the Financial Information, (b) any agreement, contract, obligation, commitment, arrangement, liability, lease or license which individually is less than $100,000 per year and which may be terminated within one year from the date of this Agreement, and (c) unfunded loan commitments made in the ordinary course of the Bank’s business consistent with past practices.
5.11    Title to Assets.
(a)    Except as set forth in the C Financial Disclosure Letter, C Financial and each Subsidiary have good and marketable title in fee simple absolute to all personal property reflected in the September 30, 2014 Financial Information, good and marketable title to all other properties and assets which C Financial or any Subsidiary purports to own, good and marketable title to or right to use by terms of any lease or contract all other property used in C Financial’s or the Subsidiary’s business, and good and marketable title to all property and assets acquired since September 30, 2014, free and clear of all mortgages, liens, pledges, restrictions, security interests, charges, claims or encumbrances of any nature, except such minor imperfections of title, if any, as do not materially detract from the value of or interfere with the use of the property and which would not have a Material Adverse Effect.
(b)    The operation by C Financial or any Subsidiary of such properties and assets is in compliance with all applicable laws, ordinances, rules and regulations of any governmental authority or third party having jurisdiction over such use except for such noncompliance that would not have a Material Adverse Effect.

5.12    Loans and Investments.
(a)    Except as set forth in the C Financial Disclosure Letter, there is no loan of the Bank in excess of $100,000 that has been classified by C Financial, applying applicable regulatory examination standards, as “Other Loans Specially Mentioned,” “Substandard,” “Doubtful” or “Loss,” nor is there any loan of the Bank in excess of $100,000 that has been identified by accountants or auditors (internal or external) as having a significant risk of uncollectibility. The Bank’s report of classified assets and all loans in excess of $100,000 that C Financial’s Management has determined to be ninety (90) days or more past due with respect to principal or interest or has placed on nonaccrual status are set forth in the C Financial Disclosure Letter.
(b)    The reserves for loan and lease losses and the carrying value for other real estate owned which are shown on each of the balance sheets contained in the Financial Information are adequate in the judgment of management and consistent with applicable bank regulatory standards and under GAAP to provide for losses, net of recoveries relating to loans and leases previously charged off, on loans and leases outstanding and other real estate owned (including accrued interest receivable) as of the applicable date of such balance sheet.
(c)    Except as set forth in the C Financial Disclosure Letter, none of the investments reflected in the Financial Information and none of the investments made by C Financial or any Subsidiary since September 30, 2014 is subject to any restrictions, whether contractual or statutory, which materially impairs the ability of C Financial or any Subsidiary to dispose freely of such investment at any time. Except as set forth in the C Financial Disclosure Letter, neither C Financial nor any Subsidiary is a party to any repurchase agreements with respect to securities.
5.13    Employee Benefit Plans.
(a)    The C Financial Disclosure Letter contains a list identifying each “employee benefit plan,” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), which (i) is subject to any provision of ERISA, and (ii) is currently maintained, administered or contributed to by C Financial or any entity, trade or business that, together with C Financial, would be treated as a single employer under the provisions of Code Sections 414(b), (c), (m) or (o) (“C Financial ERISA Affiliate”), and covers any employee, director or former employee or director of C Financial or any C Financial ERISA Affiliate under which C Financial or any C Financial ERISA Affiliate has any liability. The C Financial Disclosure Letter also contains a list of all “employee benefit plans” as defined under ERISA which have been terminated by C Financial or any C Financial ERISA Affiliate since January 1, 2009. Copies of such plans (and, if applicable, related trust agreements or insurance contracts) and all amendments thereto and written interpretations thereof have been furnished to First Merchants together with the three most recent annual reports (Form 5500) prepared in connection with any such plan and the current summary plan descriptions (and any summary of material modifications thereto). Such plans are hereinafter referred to individually as an “Employee Plan” and collectively as the

“Employee Plans.” The Employee Plans which individually or collectively would constitute an “employee pension benefit plan” as defined in Section 3(2) (A) of ERISA are identified as such in the list referred to above.
(b)    Except as set forth in the C Financial Disclosure Letter, the Employee Plans have been operated in material compliance with all applicable laws, regulations, rulings and other requirements, as well as pursuant to the terms of their governing documents (to the extent consistent with ERISA).
(c)    To the knowledge of C Financial’s Management, no “prohibited transaction,” as defined in Section 406 of ERISA or Section 4975 of the Code, for which no statutory or administrative exemption exists, and no “reportable event,” as defined in Section 4043(c) of ERISA, for which a notice is required to be filed, has occurred with respect to any Employee Plan that could subject C Financial to material taxes or penalties. Neither C Financial nor any C Financial ERISA Affiliate has any material liability to the Pension Benefit Guaranty Corporation (“PBGC”), to the Internal Revenue Service (“IRS”), to the Department of Labor (“DOL”), to the Employee Benefits Security Administration, with respect to any Employee Plan, except for routine premium payments to the PBGC.
(d)    To the knowledge of C Financial’s Management, no “fiduciary,” as defined in Section 3(21) of ERISA, of an Employee Plan has failed to comply with the requirements of Section 404 of ERISA in such a way as to cause material liability to C Financial or any C Financial ERISA Affiliate.
(e)    Each of the Employee Plans which is intended to be qualified under Code Section 401(a) has been timely amended to comply in all material respects with the applicable requirements of the Code. Except as set forth in the C Financial Disclosure Letter, C Financial and/or any C Financial ERISA Affiliate, as applicable, sought and received favorable determination letters from the IRS (or are otherwise relying on an opinion letter issued to a prototype plan sponsor) and has furnished to First Merchants copies of the most recent IRS determination letters with respect to any such Employee Plan that is intended to be qualified under Code Section 401(a).
(f)    No facts or circumstances exist that may subject C Financial, or any C Financial ERISA Affiliate, to any liability under ERISA Sections 4062, 4063 or 4064. Neither C Financial nor any C Financial ERISA Affiliate ever has engaged in any transaction within the meaning of ERISA Section 4069. Except as disclosed in the C Financial Disclosure Letter, there exist no facts or circumstances which could subject C Financial, or any C Financial ERISA Affiliate thereof, to withdrawal liability within the meaning of ERISA Section 4201 or to contingent withdrawal liability under ERISA Section 4204. Neither C Financial nor any C Financial ERISA Affiliate ever has been a party to a transaction within the meaning of ERISA Section 4212(c).
(g)    No Employee Plan subject to Title IV of ERISA has been terminated or incurred a partial termination (either voluntarily or involuntarily), in such a way as to cause material additional liability to C Financial or any C Financial ERISA Affiliate.

(h)    No claims involving an Employee Plan (other than normal benefit claims) have been filed in a court of law or, to the knowledge of C Financial’s Management, have been threatened to be filed in a court of law.
(i)    There is no contract, agreement, plan or arrangement covering any employee, director or former employee or director of C Financial or any Subsidiary that, individually or collectively, could give rise to the payment of any amount that would not be deductible by reason of Section 280G or Section 162(a)(1) of the Code.
(j)    To the knowledge of C Financial’s Management, no event has occurred that would cause the imposition of the tax described in Code Section 4980B on C Financial. To the knowledge of C Financial’s Management, C Financial has materially complied with all requirements of ERISA Section 601, as applicable, with respect to any Employee Plan.
(k)    The C Financial Disclosure Letter contains a list of each employment, severance or other similar contract, arrangement or policy and each plan or arrangement (written or oral) providing for insurance coverage (including any self-insured arrangements), workers’ compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits or deferred compensation, profit sharing, bonuses, stock options, stock appreciation or other forms of incentive compensation or post-retirement insurance, compensation or benefits which (i) is not an Employee Plan, (ii) was entered into, maintained or contributed to, as the case may be, by C Financial or any Subsidiary and (iii) covers any employee, director or former employee or director of C Financial or any Subsidiary. Such contracts, plans and arrangements as are described above, copies or descriptions of all of which have been furnished previously to First Merchants, are hereinafter referred to collectively as the “Benefit Arrangements.” Each of the Benefit Arrangements has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations which are applicable to such Benefit Arrangements.
(l)    Except as set forth in the C Financial Disclosure Letter or as required by applicable law, neither C Financial nor any C Financial ERISA Affiliate has any present or future liability in respect of post-retirement health and medical benefits for former employees or directors of C Financial or any C Financial ERISA Affiliate.
(m)    Except as set forth in the C Financial Disclosure Letter, there has been no amendment to, written interpretation or announcement (whether or not written) by C Financial or any C Financial ERISA Affiliate relating to, or change in employee participation or coverage under, any Employee Plan or Benefit Arrangement administered by C Financial or any C Financial ERISA Affiliate which would increase materially the expense of maintaining such Employee Plans or Benefit Arrangements above the level of the expense incurred in respect thereof for the fiscal year ended December 31, 2013.
(n)    Except as otherwise provided in the C Financial Disclosure Letter, the transactions contemplated by the Agreement will not cause acceleration of vesting in, or payment of, any material benefits under any Employee Plan or Benefit Arrangement and will not otherwise materially accelerate or increase any obligation under any Employee Plan or Benefit Arrangement.
(o)    With respect to any nonqualified deferred compensation plan that is subject to Code Section 409A, such plan has been identified on the C Financial Disclosure Letter.
5.14    Obligations to Employees. Except as set forth in the C Financial Disclosure Letter, all accrued obligations and liabilities of C Financial and any Subsidiary, whether arising by operation of law, by contract or by past custom, for payments to trust or other funds, to any government agency or body or to any individual director, officer, employee or agent (or his heirs, legatees or legal representative) with respect to unemployment compensation or social security benefits and all pension, retirement, savings, stock purchase, stock bonus, stock ownership, stock option, stock appreciation rights or profit sharing plan, any employment, deferred compensation, consultant, bonus or collective bargaining agreement or group insurance contract or other incentive, welfare or employee benefit plan or agreement maintained by C Financial or any Subsidiary for their current or former directors, officers, employees and agents have been and are being paid to the extent required by law or by the plan or contract, and adequate actuarial accruals and/or reserves for such payments have been and are being made by C Financial or any Subsidiary in accordance with generally accepted accounting and actuarial principles, except where the failure to pay any such accrued obligations or liabilities or to maintain adequate accruals and/or reserves for payment thereof would not materially adversely affect the business, prospects, condition (financial or otherwise), results of operations or assets of C Financial and the Bank, taken as a whole. Except as set forth in the C Financial Disclosure Letter, all obligations and liabilities of C Financial and the Subsidiaries, whether arising by operation of law, by contract, or by past custom, for all forms of compensation which are or may be payable to their current or former directors, officers, employees or agents have been and are being paid, and adequate accruals and/or reserves for payment therefore have been and are being made in accordance with generally accepted accounting principles, except where the failure to pay any such obligations and liabilities or to maintain adequate accruals and/or reserves for payment thereof would not have a Material Adverse Effect. All accruals and reserves referred to in this Section 5.14 are correctly and accurately reflected and accounted for in the books, statements and records of C Financial and the Subsidiaries, except where the failure to correctly and accurately reflect and account for such accruals and reserves would not have a Material Adverse Effect.
5.15    Taxes, Returns and Reports. Except as set forth in the C Financial Disclosure Letter, C Financial and the Bank have (a) duly filed all federal, state, local and foreign tax returns of every type and kind required to be filed by them as of the date hereof, and each return is true, complete and accurate in all material respects; (b) paid all material taxes, assessments and other governmental charges due and payable or claimed to be due and payable upon them or any of their income, properties or assets; and (c) not requested an extension of time for any such payments (which extension is still in force). Except for taxes not yet due and payable, the reserve for taxes on the Financial Information is adequate to cover all of C Financial and the Subsidiaries’ tax liabilities (including, without limitation, income taxes and franchise fees) that may become payable in future years with respect to any transactions consummated prior to September 30, 2014. Neither C Financial nor any Subsidiary has or will have, any liability for taxes of any nature for or with respect to the operation of their business, including the assets of any subsidiary, from September 30,

2014, up to and including the Effective Date, except to the extent reflected on their Financial Information or on financial statements of C Financial or the Bank subsequent to such date and as set forth in the C Financial Disclosure Letter. Neither C Financial nor any Subsidiary has received written notice that it is currently under audit by any state or federal taxing authority. Except as set forth in the C Financial Disclosure Letter, none of the federal, state, or local tax returns of C Financial or any Subsidiary have been audited by any taxing authority during the past five (5) years.
5.16    Deposit Insurance. The deposits of the Bank are insured by the Federal Deposit Insurance Corporation (“FDIC”) in accordance with the Federal Deposit Insurance Act, and the Bank has paid all premiums and assessments with respect to such deposit insurance.
5.17    Reports. Since January 1, 2012, C Financial and each Subsidiary have timely filed all reports, registrations and statements, together with any required amendments thereto, that C Financial or a Subsidiary was required to file with (i) the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), (ii) the Ohio Division of Financial Institutions, (iii) the FDIC, and (iv) any federal, state, municipal or local government, securities, banking, environmental, insurance and other governmental or regulatory authority, and the agencies and staffs thereof (collectively, the “Regulatory Authorities”), having jurisdiction over the affairs of C Financial or any Subsidiary except where such failure would not have a Material Adverse Effect. All such reports filed by C Financial and the Subsidiaries complied in all material respects with all applicable rules and regulations promulgated by the applicable Regulatory Authorities and are true, accurate and complete in all material respects and, to the extent required, were prepared in conformity with regulatory accounting principles applied on a consistent basis. Except as set forth in the C Financial Disclosure Letter, there is no unresolved violation with respect to any report or statement filed by, or any examination of, C Financial or the Bank.
5.18    Absence of Defaults. Neither C Financial nor any Subsidiary is in violation of its charter documents or By-Laws or to the knowledge of C Financial’s Management in default under any material agreement, commitment, arrangement, loan, lease, insurance policy or other instrument, whether entered into in the ordinary course of business or otherwise and whether written or oral, and there has not occurred any event known to C Financial’s Management that, with the lapse of time or giving of notice or both, would constitute such a default, except for defaults which would not have a Material Adverse Effect.
5.19    Regulatory Matters. Neither C Financial nor any Subsidiary has taken or agreed to take any action or has any knowledge of any fact or circumstance that would materially impede or delay receipt of any regulatory approval required for consummation of the transactions contemplated by this Agreement.
5.20    Real Property.
(a)    A list of the locations of each parcel of real property owned by C Financial or any Subsidiary (other than real property acquired in foreclosure or in lieu of foreclosure in the course of the collection of loans and being held by C Financial or the Bank for disposition as required by law) is set forth in the C Financial Disclosure Letter under the heading of “C Financial Owned Real Property” (such real property being herein referred to as the “C Financial Owned Real Property”). A list of the locations of each parcel of real property leased by C Financial or the Bank is also set forth in the C Financial Disclosure Letter under the heading of “C Financial Leased Real Property” (such real property being herein referred to as the “C Financial Leased Real Property”). C Financial shall update the C Financial Disclosure Letter within ten (10) days after acquiring or leasing any real property after the date hereof. Collectively, the C Financial Owned Real Property and the C Financial Leased Real Property are herein referred to as the “C Financial Real Property.”
(b)    There is no pending action involving C Financial, the Bank or any of the LLCs as to the title of or the right to use any of the C Financial Real Property.
(c)    Neither C Financial nor any Subsidiary has any interest in any other real property except interests as a mortgagee, and except for any real property acquired in foreclosure or in lieu of foreclosure and being held for disposition as required by law.
(d)    None of the buildings, structures or other improvements located on the C Financial Real Property encroaches upon or over any adjoining parcel of real estate or any easement or right-of-way or “setback” line and all such buildings, structures and improvements are located and constructed in conformity with all applicable zoning ordinances and building codes.
(e)    None of the buildings, structures or improvements located on the C Financial Real Property are the subject of any official complaint or notice by any governmental authority of violation of any applicable zoning ordinance or building code, and there is no zoning ordinance, building code, use or occupancy restriction or condemnation action or proceeding pending, or, to the best knowledge of C Financial, threatened, with respect to any such building, structure or improvement. The C Financial Real Property is in good condition for its intended purpose, ordinary wear and tear excepted, and has been maintained (as to the Leased Property, to the extent required to be maintained by C Financial or the Bank) in accordance with reasonable and prudent business practices applicable to like facilities. The C Financial Real Property has been used and operated in compliance with all applicable laws, statutes, rules, regulations and ordinances applicable thereto.
(f)    Except as may be reflected in the Financial Information or with respect to such easements, liens, defects or encumbrances as do not individually or in the aggregate materially adversely affect the use or value of the C Financial Owned Real Property, C Financial and the Bank have, and at the Effective Date will have, good and marketable title to their respective C Financial Owned Real Property, free and clear of all liens, mortgages, security interests, encumbrances and restrictions of any kind or character.
(g)    Except as set forth in the C Financial Disclosure Letter and to the knowledge of C Financial’s Management, neither C Financial nor the Bank has caused or allowed the generation, treatment, storage, disposal or release at any C Financial Real Property of any Toxic Substance, except in compliance with all applicable federal, state and local laws and regulations and except where such noncompliance would not reasonably be expected to have a Material Adverse Effect. “Toxic Substance” means any hazardous, toxic or dangerous substance, pollutant, waste, gas or material, including, without limitation, petroleum and petroleum products, metals, liquids, semi-solids or solids, that are regulated under any federal, state or local statute, ordinance, rule, regulation or other law pertaining to environmental protection, contamination, quality, waste management or cleanup.
(h)    Except as disclosed in the C Financial Disclosure Letter and to the knowledge of C Financial’s Management, there are no underground storage tanks located on, in or under any C Financial Owned Real Property and no such C Financial Owned Real Property has previously contained an underground storage tank. Except as set forth in the C Financial Disclosure Letter and to the knowledge of C Financial’s Management, neither C Financial nor any Subsidiary owns or operates any underground storage tank at any C Financial Leased Real Property and no such C Financial Leased Real Property has previously contained an underground storage tank. To the knowledge of C Financial’s Management, no C Financial Real Property is or has been listed on the CERCLIS.
(i)    Except as set forth in the C Financial Disclosure Letter and to the knowledge of C Financial’s Management, no Toxic Substance has been released, spilled, discharged or disposed at, in, on or under any C Financial Real Property nor, to the knowledge of C Financial’s Management, are there any other conditions or circumstances affecting any C Financial Real Property, in each case, which would reasonably be expected to have a Material Adverse Effect.
(j)    To the knowledge of C Financial’s Management, there are no mechanic’s or materialman’s liens against the Leased Property, and no unpaid claims for labor performed, materials furnished or services rendered in connection with constructing, improving or repairing the Leased Property in respect of which liens may or could be filed against the Leased Property.
5.21    Broker’s or Finder’s Fees. No agent, broker or other person acting on behalf of C Financial or any Subsidiary or under any authority of C Financial or any Subsidiary is or shall be entitled to any commission, broker’s or finder’s fee or any other form of compensation or payment from any of the parties hereto, other than attorneys’ or accountants’ fees, in connection with any of the transactions contemplated by this Agreement.
5.22    Shareholder Rights Plan. C Financial does not have a shareholder rights plan or any other plan, program or agreement involving, restricting, prohibiting or discouraging a change in control or merger of C Financial or any Subsidiary or which may be considered an anti-takeover mechanism.
5.23    Indemnification Agreements. Except as set forth in the C Financial Disclosure Letter, neither C Financial nor any Subsidiary is a party to any indemnification, indemnity or reimbursement agreement, contract, commitment or understanding to indemnify any present or former director, officer, employee, shareholder or agent against any liability or hold the same harmless from liability other than as expressly provided in the Articles of Incorporation, Articles of Association or By-Laws of C Financial and the Bank.
5.24    Nonsurvival of Representations and Warranties. The representations and warranties contained in this Section 5 shall expire on the Effective Date or the earlier termination of this

Agreement, and thereafter C Financial and the Subsidiaries and all directors and officers of C Financial and the Bank shall have no further liability with respect thereto.
SECTION 6

REPRESENTATIONS AND
WARRANTIES OF FIRST MERCHANTS
First Merchants hereby makes the following representations and warranties set forth below to C Financial with respect to itself and FMB. For the purposes of this Section, “First Merchants Disclosure Letter” is defined as a letter referencing Section 6 of this Agreement which shall be prepared by First Merchants and delivered to C Financial contemporaneous with the execution of this Agreement.
6.1    Organization and Qualification. First Merchants is a corporation duly organized and validly existing under the laws of the State of Indiana and FMB is a national bank duly organized and validly existing under the laws of the United States of America. Each has the corporate power and authority to conduct its business in the manner and by the means utilized as of the date hereof. First Merchants and FMB have the power and authority (corporate or otherwise) to conduct their respective businesses in the manner and by the means utilized as of the date hereof. First Merchants’ only subsidiaries are FMB and the other entities listed on Exhibit 21 to First Merchants’ Annual Report on Form 10-K as of and for the period ending December 31, 2013 (the “First Merchant Subsidiaries”). FMB is subject to primary federal regulatory supervision and regulation by the OCC.
6.2    Authorization.
(f)    First Merchants and FMB have the corporate power and authority to enter into this Agreement and to carry out their obligations hereunder subject to the conditions precedent set forth in Section 9. The Agreement, when executed and delivered, will have been duly authorized and will constitute a valid and binding obligation of First Merchants and FMB, subject to the conditions precedent set forth in Section 9 hereof, enforceable in accordance with its terms, except to the extent limited by insolvency, reorganization, liquidation, readjustment of debt, or other laws of general application relating to or affecting the enforcement of creditor’s rights The Board of Directors of First Merchants and FMB have approved the Merger and Bank Merger pursuant to the terms and conditions of this Agreement and the Bank Merger Agreement.
(g)    Except as set forth in the First Merchants Disclosure Letter, neither the execution of this Agreement, nor the consummation of the transactions contemplated hereby, subject to the conditions precedent set forth in Section 9 hereof does or will (i) conflict with, result in a breach of, or constitute a default under either First Merchants’ or FMB’s Articles of Incorporation, Articles of Association or By-laws; (ii) conflict with, result in a breach of, or constitute a default under any federal, foreign, state, or local law, statute, ordinance, rule, regulation, or court or administrative order or decree, or any note, bond, indenture, mortgage, security agreement, contract, arrangement, or commitment, to which either First Merchants or FMB is subject or bound, the result of which would materially affect the business or financial condition of First Merchants and the First Merchants Subsidiaries, taken as a whole; (iii) result in the creation of, or give any person, corporation or entity the right to create, any lien, charge, claim, encumbrance, security interest, or any other rights of others or other adverse interest upon any right, property or asset of either First Merchants or FMB; (iv) terminate, or give any person, corporation or entity the right to terminate, amend, abandon, or refuse to perform, any note, bond, indenture, mortgage, security agreement, contract, arrangement, or commitment to which First Merchants or FMB is a party or by which either First Merchants or FMB is subject or bound, the result of which would have a Material Adverse Effect on First Merchants; or (v) accelerate or modify, or give any party thereto the right to accelerate or modify, the time within which, or the terms according to which, either First Merchants or FMB is to perform any duties or obligations or receive any rights or benefits under any note, bond, indenture, mortgage, security agreement, contract, arrangement, or commitment.
(h)    Other than in connection or in compliance with the provisions of the Bank Holding Company Act of 1956, the Bank Merger Act, federal and state securities laws, and applicable federal and Indiana banking statutes and Indiana corporate statutes, all as amended, and the rules and regulations promulgated thereunder, no notice to, filing with, authorization of, exemption by, or consent or approval of, any public body or authority is necessary for the consummation by First Merchants and FMB of the transactions contemplated by this Agreement.
(i)    Except as set forth in the First Merchants Disclosure Letter, other than those filings, authorizations, consents and approvals referenced in Section 6.2(c) above, no notice to, filing with, authorization of, execution by, or consent or approval of, any third party is necessary for the consummation by First Merchants of the transactions contemplated by this Agreement, except for such authorizations, exemptions, consents or approvals, the failure of which to obtain, would not be reasonably likely to result in a Material Adverse Effect.
6.3    Organizational Documents. The Articles of Incorporation and By-laws of First Merchants in force as of the date hereof have been delivered to C Financial. The documents delivered by it represent true, accurate and complete copies of the corporate documents of First Merchants in effect as of the date of this Agreement.
6.4    Compliance with Law. Neither First Merchants nor any First Merchants Subsidiary has engaged in any activity nor taken or omitted to take any action which has resulted or, to the knowledge of “First Merchants’ Management” (as defined below) could reasonably be expected to result, in the violation of any local, state, federal or foreign law, statute, rule, regulation or ordinance or of any order, injunction, judgment or decree of any court or government agency or body, the violation of which could reasonably be expected to have a Material Adverse Effect. First Merchants and each First Merchants Subsidiary possess all licenses, franchises, permits and other authorizations necessary for the continued conduct of their respective businesses without material interference or interruption. Neither First Merchants nor any of the First Merchants Subsidiaries are subject to any agreement, commitment or understanding with, or order and directive of, any regulatory agency or government authority with respect to the business or operations of First Merchants or FMB. FMB has not received any notice of enforcement actions or criticisms since January 1, 2012 from any regulatory agency or government authority relating to its compliance with the Bank Secrecy Act, the Truth-in-Lending Act, the Community Reinvestment Act, the Gramm-Leach-Bliley Act of 1999, the USA Patriot Act, the International Money Laundering Abatement and Financial Anti-Terrorism Act of 2001, the Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act or any laws with respect to the protection of the environment or the rules and regulations promulgated thereunder. First Merchants has not received any notice of enforcement actions or criticisms since January 1, 2012 from any regulatory agency or government authority relating to its compliance with any securities, tax or employment laws applicable to First Merchants. FMB received a rating of “satisfactory” or better in its most recent examination or interim review with respect to the Community Reinvestment Act.
6.5    Accuracy of Statements. No information which has been or shall be supplied by First Merchants nor any First Merchants Subsidiary with respect to its respective businesses, operations and financial condition for inclusion in the proxy statement or regulatory applications relating to the Merger or the Bank Merger contains or shall contain any untrue statement of a material fact or omits or shall omit to state a material fact necessary to make the statements contained herein or therein not misleading.
6.6    Regulatory Matters. Neither First Merchants nor FMB has taken or agreed to take any action or has any knowledge of any fact or circumstance that would materially impede or delay receipt of any regulatory approval required for consummation of the transactions contemplated by this Agreement.
6.7    Broker’s or Finder’s Fees. No agent, broker or other person acting on behalf of First Merchants or under any authority of First Merchants is or shall be entitled to any commission, broker’s or finder’s fee or any other form of compensation or payment from any of the parties hereto, other than attorneys’ or accountants’ fees, in connection with any of the transactions contemplated by this Agreement.
6.8    Nonsurvival of Representations and Warranties. The representations and warranties contained in this Section 6 shall expire on the Effective Date or the earlier termination of this Agreement, and thereafter First Merchants and all directors and officers of First Merchants shall have no further liability with respect thereto.
SECTION 7

COVENANTS OF C FINANCIAL
C Financial covenants and agrees with First Merchants and covenants and agrees to cause the Subsidiaries to act, as follows:
7.1    Shareholder Approval. C Financial shall submit this Agreement to its shareholders for approval as soon as reasonably practicable either (a) at a meeting to be called and held in accordance with applicable law and the Articles of Incorporation and By-Laws of C Financial or (b) through the execution by the shareholders of C Financial of a written consent in accordance with applicable law and the Articles of Incorporation and By-Laws of C Financial. The Board of Directors of C Financial shall recommend to the shareholders of C Financial that such shareholders approve this Agreement and shall not thereafter withdraw or modify its recommendation, except as otherwise provided in Section 7.5 hereof. The Board of Directors of C Financial shall use its reasonable best efforts to obtain any vote of its shareholders necessary for the approval of this Agreement.
7.2    Other Approvals. As soon as reasonably practicable following the date hereof, C Financial and the Subsidiaries shall use their reasonable best efforts to procure upon reasonable terms and conditions any consents, authorizations, approvals, registrations, and certificates from any applicable Regulatory Authorities as may be required by applicable law, and to satisfy all other requirements prescribed by law which are necessary for consummation of the Merger and the Bank Merger on the terms and conditions provided in this Agreement.
7.3    Conduct of Business.
(a)    Except as otherwise set forth on the C Financial Disclosure Letter, on and after the date of this Agreement and until the Effective Date or until this Agreement shall be terminated as herein provided, neither C Financial nor any Subsidiary shall, without the prior written consent of First Merchants, (i) make any changes in their capital structure, including, but not limited to the redemption of shares of common stock; (ii) authorize an additional class of stock or issue, or authorize the issuance of any capital stock or any options or other instruments convertible into shares of capital stock; (iii) declare, distribute or pay any dividends on their common shares, or authorize a stock split, or make any other distribution to their shareholders, except for (A) the payment by the Bank to C Financial of dividends to pay the dividend set forth in Section 8.12 hereof and C Financial’s expenses of operations and the fees and expenses incurred in connection with the transactions contemplated by this Agreement and (B) the payment by C Financial of the dividend set forth in Section 8.12 hereof; (iv) merge, combine or consolidate with or sell their assets or any of their securities to any other person, corporation or entity, effect a share exchange or enter into any other transaction not in the ordinary course of business; (v) incur any new liability or obligation, make any new commitment, payment or disbursement, enter into any new contract, agreement, understanding or arrangement or engage in any new transaction, or acquire or dispose of any property or asset the fair market value of which exceeds $50,000, in the aggregate, except for payments or disbursements made in the ordinary course of business consistent with past practice, the acquisition or disposition of personal or real property in connection with either foreclosures on mortgages or enforcement of security interests, and the origination or sale of loans by the Bank in the ordinary course of business; (vi) subject any of their properties or assets to a mortgage, lien, claim, charge, option, restriction, security interest or encumbrance, except for such mortgages, liens or other encumbrances incurred in the ordinary course of business consistent with past practice; (vii) promote or increase or decrease the rate of compensation (except for promotions and non‑material increases in the ordinary course of business and in accordance with past practices) or enter into any agreement to promote or increase or decrease the rate of compensation of any director, officer or employee of C Financial or a Subsidiary; (viii) except as set forth in the C Financial Disclosure Letter, as specifically authorized by this Agreement or as required by applicable law, execute, create, institute, modify or amend any pension, retirement, savings, stock purchase, stock bonus, stock ownership, stock option, stock appreciation or depreciation right or profit sharing plans, any employment, deferred compensation, consultant, bonus or collective bargaining agreement, group insurance contract or other incentive, welfare or employee benefit plan or agreement for current or former directors, officers or employees of C Financial or a Subsidiary, change the level of benefits or payments under any of the foregoing or increase or decrease any severance or termination pay benefits or any other fringe or employee benefits or pay any bonuses other than as required by law or regulatory authorities; (ix) amend their Articles of Incorporation or By‑Laws from those in effect on the date of this Agreement; (x) except as set forth in the C Financial Disclosure Letter or as specifically authorized by this Agreement, modify, amend or institute new employment policies or practices, or enter into, renew or extend any employment or severance agreements with respect to any present or former directors, officers or employees of C Financial or a Subsidiary; (xi) give, dispose, sell, convey, assign, hypothecate, pledge, encumber or otherwise transfer or grant a security interest in any capital stock of the Bank; (xii) fail to make additions to the Bank’s reserve for loan losses, or any other reserve account, in the ordinary course of business and in accordance with sound banking practices; (xiii) other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money or assume, guarantee, endorse or otherwise as an accommodation become responsible or liable for the obligations of any other individual, corporation or other entity; and (xiv) agree in writing or otherwise to take any of the foregoing actions. The prior consent of First Merchants for the items listed above may be withheld in its sole discretion; provided, however, consent for the items listed in (v) through (xiv) above may not be unreasonably withheld.
(b)    C Financial and each Subsidiary shall maintain, or cause to be maintained, in full force and effect insurance on its properties and operations and fidelity coverage on its directors, officers and employees in such amounts and with regard to such liabilities and hazards as customarily are maintained by other companies operating similar businesses.
(c)    C Financial shall provide and shall cause the Subsidiaries to provide First Merchants and its representatives full access, during normal business hours and on reasonable advance notice to C Financial, to further information (to the extent permissible under applicable law) and the Bank’s premises for purposes of (i) observing the Bank’s business activities and operations and to consult with C Financial’s officers and employees regarding the same on an ongoing basis to verify compliance by C Financial with all terms of this Agreement, and (ii) making all necessary preparations for conversion of the Bank’s information technology systems; provided, however, that the foregoing actions shall not unduly interfere with the business operations of C Financial or the Subsidiaries. First Merchants will use such information as is provided to it by C Financial or the Subsidiaries, or representatives thereof, solely for the purpose of conducting business, legal and financial reviews of C Financial and the Subsidiaries and for such other purposes as may be related to this Agreement, and First Merchants will, and will direct all of its agents, employees and advisors to, maintain the confidentiality of all such information in accordance with the terms of Section 8.4 below.
7.4    Preservation of Business. On and after the date of this Agreement and until the Effective Date or until this Agreement is terminated as herein provided, C Financial and the Bank shall (a) carry on their business diligently, substantially in the same manner as heretofore conducted, and in the ordinary course of business; (b) use commercially reasonable efforts to preserve their business organizations intact, to keep their present officers and employees and to preserve their present relationship with customers and others having business dealings with them; and (c) not do or fail to do anything which will cause a material breach of, or material default in, any contract, agreement, commitment, obligation, understanding, arrangement, lease or license to which they are a party or by which they are or may be subject or bound.
7.5    Other Negotiations.
(a)    C Financial shall not, and shall cause the Bank to not, during the term of this Agreement, directly or indirectly, solicit, encourage or facilitate inquiries or proposals or enter into any agreement with respect to, or initiate or participate in any negotiations or discussions with any person or entity concerning, any proposed transaction or series of transactions involving or affecting C Financial or the Bank (or the securities or assets of either) that, if effected, would constitute an acquisition of control of either C Financial or the Bank within the meaning of 12 U.S.C. §1817(j) (disregarding the exceptions set forth in 12 U.S.C. §1817(j)(17)) and the regulations of the Federal Reserve Board thereunder (each, an “Acquisition Proposal”), or furnish any information to any person or entity proposing or seeking an Acquisition Proposal.
(b)    Notwithstanding the foregoing, in the event that C Financial’s Board of Directors determines in good faith and after consultation with outside counsel, that in light of an Acquisition Proposal, it is necessary to provide such information or engage in such negotiations or discussions in order to act in a manner consistent with such Board’s fiduciary duties, C Financial’s Board of Directors may, in response to an Acquisition Proposal which was not solicited by or on behalf of C Financial or the Bank or which did not otherwise result from a breach of Section 7.5(a), subject to its compliance with Section 7.5(c), (i) furnish information with respect to C Financial or the Bank to such person or entity making such Acquisition Proposal pursuant to a customary confidentiality agreement that is no less restrictive than the Confidentiality Agreement between C Financial and First Merchants and (ii) participate in discussions or negotiations regarding such Acquisition Proposal. In the event that C Financial’s Board of Directors determines in good faith and after consultation with outside counsel, that the Acquisition Proposal is a Superior Acquisition Proposal (as defined below) and that it is necessary to pursue such Superior Acquisition Proposal in order to act in a manner consistent with such Board’s fiduciary duties, C Financial may (A) withdraw, modify or otherwise change in a manner adverse to First Merchants, the recommendation of C Financial’s Board of Directors to its shareholders with respect to this Agreement and the Merger, and/or (B) terminate this Agreement in order to concurrently enter into an agreement with respect to such Superior Acquisition Proposal; provided, however, that C Financial’s Board of Directors may not terminate this Agreement pursuant to this Section 7.5(b) unless and until (x) ten (10) business days have elapsed following the delivery to First Merchants of a written notice of such determination by C Financial’s Board of Directors and during such ten (10) business-day period, C Financial and the Bank otherwise cooperate with First Merchants with the intent of enabling the parties to engage in good faith negotiations so that the Merger and other transactions contemplated hereby may be effected and (y) at the end of such ten (10) business-day period C Financial’s Board of Directors continues reasonably to believe the Acquisition Proposal at issue constitutes a Superior Acquisition Proposal. A “Superior Acquisition Proposal” shall mean any Acquisition Proposal containing terms which C Financial’s Board of Directors determines in its good faith judgment (based on the advice of an independent financial advisor) to be more favorable to C Financial’s shareholders than the Merger and for which financing, to the extent required, is then committed or which, in the good faith judgment of C Financial’s Board of Directors, is reasonably capable of being obtained by such third party, but shall exclude any Acquisition Proposal the terms of which were made known to C Financial’s Board of Directors prior to the date of this Agreement.
(c)    In addition to the obligations of C Financial set forth in Section 7.5(a) and (b), C Financial shall advise First Merchants orally and in writing as soon as reasonably practicable of any request (whether oral or in writing) for information or of any inquiries, proposals, discussions or indications of interest (whether oral or in writing) with respect to any Acquisition Proposal, the material terms and conditions of such request or Acquisition Proposal and the identity of the person or entity making such request or Acquisition Proposal. C Financial shall keep First Merchants reasonably informed of the status and details (including amendments or proposed amendments) of any such request or Acquisition Proposal, including the status of any discussions or negotiations with respect to any Superior Acquisition Proposal.
7.6    Announcements; Press Releases. In connection with the execution of this Agreement, C Financial and First Merchants intend to jointly issue a press release mutually acceptable to the parties. Except as otherwise required by law, neither C Financial nor any Subsidiary shall issue any additional press releases or make any other public announcements or disclosures relating to the Merger without the prior approval of First Merchants.
7.7    C Financial Disclosure Letter. C Financial shall supplement, amend and update as of the Effective Date the C Financial Disclosure Letter with respect to any matters hereafter arising which, if in existence or having occurred as of the date of this Agreement, would have been required to be set forth or described in the C Financial Disclosure Letter. If, at any time prior to the Effective Date, C Financial becomes aware of a fact or matter that might indicate that any of the representations and warranties of C Financial herein may be untrue, incorrect or misleading in any material respect, C Financial shall promptly disclose such fact or matter to First Merchants in writing.
7.8    Confidentiality. C Financial and the Subsidiaries shall use commercially reasonable efforts to cause their respective officers, employees, and authorized representatives to hold in strict confidence all confidential data and information obtained by them from First Merchants, unless such information (a) was already known to C Financial and the Subsidiaries, (b) becomes available to C Financial and the Subsidiaries from other sources, (c) is independently developed by C Financial and the Subsidiaries, (d) is disclosed by C Financial or the Subsidiaries with and in accordance with the terms of prior written approval of First Merchants, or (e) is or becomes readily ascertainable from public or published information or trade sources or public disclosure of such information is required by law or requested by a court or other governmental agency, commission, or regulatory body. C Financial and the Subsidiaries further agree that, in the event this Agreement is terminated, they will return to First Merchants, or destroy, all information obtained by C Financial and the Subsidiaries from First Merchants, including all copies made of such information by C Financial and the Subsidiaries. This provision shall survive the Effective Date or the earlier termination of this Agreement.
7.9    Cooperation. C Financial and the Subsidiaries shall generally cooperate with First Merchants and its officers, employees, attorneys, accountants and other agents, and, generally, do such other acts and things in good faith as may be reasonable, necessary or appropriate to timely effectuate the intents and purposes of this Agreement and the consummation of the transactions contemplated hereby, including, without limitation, (a) C Financial shall cooperate and assist First Merchants in preparation of and/or filing of all regulatory applications, the proxy statement, and all other documentation required to be prepared for consummation of the Merger and the Bank Merger and obtaining all necessary approvals, and (b) C Financial shall furnish First Merchants with all information concerning itself and the Subsidiaries that First Merchants may request in connection with the preparation of the documentation referenced above.
7.10    SEC and Other Reports.
(d)    Promptly upon its becoming available, C Financial shall furnish to First Merchants one (1) copy of each financial statement, report, notice, or proxy statement sent by C Financial to its shareholders generally.
(e)    None of the information supplied or to be supplied by C Financial for inclusion or incorporation by reference in the proxy statement relating to the Merger or the Bank Merger or amendment or supplement thereto will, at the date of mailing, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.
7.11    Adverse Actions. Neither C Financial nor the Subsidiaries shall knowingly take any action that is intended or is reasonably likely to result in (i) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Date, (ii) any of the conditions to the Merger set forth in Section 9 not being satisfied, (iii) a material violation of any provision of this Agreement, or (iv) a material delay in the consummation of the Merger except, in each case, as may be required by applicable law or regulation.
7.12    Bank Merger Agreement. C Financial shall cause the appropriate officers of the Bank to execute and deliver the Bank Merger Agreement contemporaneously herewith.
SECTION 8

COVENANTS OF FIRST MERCHANTS
First Merchants covenants and agrees with C Financial as follows:
8.1    Approvals. As soon as reasonably practicable, but in any event within sixty (60) days following execution and delivery of this Agreement, First Merchants will file an application with the Federal Reserve Board, the Indiana Department of Financial Institutions and the Ohio Division of Financial Institutions for approval of the Merger and an application with the Office of the Comptroller of the Currency (“OCC”) and the Ohio Division of Financial Institutions for approval of the Bank Merger, and take all other appropriate actions necessary to obtain the regulatory approvals referred to herein, and C Financial will use all reasonable and diligent efforts to assist in obtaining all such approvals. In advance of filing any applications for such regulatory approvals, First Merchants shall provide C Financial and its counsel with a copy of such applications (but excluding any information contained therein regarding First Merchants and its business or operations for which confidential treatment has been requested) and provide an opportunity to comment thereon, and thereafter shall promptly advise C Financial and its counsel of any material communication received by First Merchants or its counsel from any regulatory authorities with respect to such applications.
8.2    Employee Benefit Plans.
(d)    First Merchants shall take such action as may be necessary so that immediately following the Effective Date employees of C Financial and the Subsidiaries shall be entitled to participate in the employee benefit plans of First Merchants. With respect to each employee benefit plan or benefit arrangement maintained by First Merchants in which employees of C Financial or a Subsidiary subsequently participate, for purposes of determining eligibility, vesting, vacation and severance entitlement, First Merchants will ensure that service with C Financial or the Subsidiaries will be treated as service with First Merchants; provided, however, that service with C Financial or the Subsidiaries shall not be treated as service with First Merchants for purposes of benefit accrual, except with respect to severance benefits. Once the Subsidiaries’ employees are covered under First Merchants’ tax-qualified retirement plans, First Merchants, in its sole discretion, shall determine whether C Financial’s and the Subsidiaries’ tax-qualified retirement plan(s) are terminated or merged into First Merchants’ plan(s). In the event First Merchants determines to terminate the Cooper State Bank 401(k) Profit Sharing Plan, any outstanding participant loans under that plan may be rolled over to the First Merchants’ Retirement Income and Savings Plan so that participants can continue to repay outstanding loans via payroll deduction.
(e)    Coverage Under First Merchants’ Health and Welfare Plan. With respect to First Merchants’ health and welfare plans under which employees of C Financial or the Subsidiaries and their eligible dependents become participants, First Merchants agrees to (i) waive all restrictions and limitations for pre-existing conditions, (ii) honor any deductible, co-payment and out-of-pocket maximums incurred by C Financial’s or Subsidiaries’ employees and their eligible dependents under the health plans in which they participated immediately prior to the Effective Date during the portion of the calendar year prior to the Effective Date in satisfying any deductibles, co-payments or out-of-pocket maximums under health plans of First Merchants in which they are eligible to participate after the Effective Date in the same plan year in which such deductibles, co-payments or out-of-pocket maximums were incurred, and (iii) waive any waiting period limitation or evidence of insurability requirement that would otherwise be applicable to an employee of C Financial or the Subsidiaries and his or her eligible dependents on or after the Effective Date, in each case to the extent such employee or eligible dependent had satisfied any similar limitation or requirement under an analogous plan prior to the Effective Date.
(f)    Severance. To the extent that First Merchants terminates the employment of any employee of C Financial or the Subsidiaries, then First Merchants agrees that it shall provide such employees with severance and outplacement benefits identical to those currently offered to First Merchants employees.
(g)    COBRA. First Merchants shall be responsible for providing COBRA continuation coverage to any qualified employee or former employee of C Financial or the Subsidiaries and to their respective qualified beneficiaries, on and after the Effective Date, regardless of when the qualifying event occurred.
8.3    Press Release. In connection with the execution of this Agreement, C Financial and First Merchants intend to jointly issue a press release mutually acceptable to the parties. Except as otherwise required by law, neither First Merchants nor FMB shall issue any additional press releases or make any other public announcements or disclosures relating to the Merger or the Bank Merger without the prior approval of C Financial.
8.4    Confidentiality. First Merchants shall, and shall use its best efforts to cause the First Merchants Subsidiaries and its officers, employees, and authorized representatives to, hold in strict confidence all confidential data and information obtained by them from C Financial, unless such information (i) was already known to First Merchants, (ii) becomes available to First Merchants from other sources, (iii) is independently developed by First Merchants, (iv) is disclosed outside of First Merchants with and in accordance with the terms of prior written approval of C Financial, or (v) is or becomes readily ascertainable from public or published information or trade sources or public disclosure of such information is required by law or requested by a court or other governmental agency, commission, or regulatory body. First Merchants further agrees that in the event this Agreement is terminated, it will return to C Financial, or will destroy, all information obtained by it regarding C Financial or the Subsidiaries, including all copies made of such information by First Merchants. This provision shall survive the Effective Date or the earlier termination of this Agreement.
8.5    Directors and Officers Indemnity.
(c)    For a period of at least six (6) years from the Effective Date (the "Tail Coverage Period"), First Merchants shall use its reasonable best efforts to obtain an endorsement to its director's and officer's liability insurance policy to cover the present and former officers and directors of C Financial and the Bank (determined as of the Effective Date) with respect to claims against such directors and officers arising from facts or events which occurred before the Effective Date, which insurance shall contain at least the same coverage and amounts, and contain terms and conditions no less advantageous, as that coverage currently provided by C Financial; provided however, that if First Merchants is unable to obtain such endorsement, then C Financial may purchase tail coverage under its existing director and officer liability insurance policy for such claims; provided further that in no event shall First Merchants be required to expend in the aggregate during each year of the Tail Coverage Period more than Ten Thousand Dollars ($10,000) (the "Insurance

Amount") to maintain or procure its current directors' and officers' insurance coverage; provided further, that if First Merchants is unable to maintain or obtain the insurance called for by this Section 8.5, First Merchants shall use its reasonable best efforts to obtain as much comparable insurance as is available for the Insurance Amount; provided, further, that officers and directors of C Financial or the Bank may be required to make application and provide customary representations and warranties to First Merchants' insurance carrier for the purpose of obtaining such insurance.
(d)    Following the Effective Date, First Merchants will provide any C Financial or Bank officers, directors and employees who become officers, directors and employees of the Continuing Company or its subsidiaries with the same directors and officers liability insurance coverage and indemnification protections that First Merchants provides to other officers, directors and employees of First Merchants or its subsidiaries. In addition, First Merchants further agrees to indemnify the current and former directors and officers of C Financial or the Bank after the Effective Date, for the duration of the Tail Coverage Period, for all actions taken by them prior to the Effective Date in their respective capacities as directors and officers of C Financial or the Bank to the same extent (and subject to the same limitations) as the indemnification provided by C Financial and the Bank under their respective charters and by-laws (as applicable) to such directors and officers immediately prior to the Effective Date. Notwithstanding the foregoing, the indemnity obligations contained herein shall be limited as may be required by applicable federal banking laws and regulations.
(e)    If First Merchants shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets to any entity, then and in each case, proper provision shall be made so that the successors and assigns of First Merchants shall assume the obligations set forth in this Section 8.5.
8.6    SEC and Other Reports.
(a)    Promptly upon its becoming available, First Merchants shall furnish to C Financial one (1) copy of each financial statement, report, notice, or proxy statement sent by First Merchants to its shareholders generally and of each regular or periodic report, registration statement or prospectus filed by First Merchants with the SEC or any successor agency, and of any notice or communication received by First Merchants from the SEC.
(b)    None of the information supplied or to be supplied by First Merchants for inclusion or incorporation by reference in the proxy statement relating to the Merger or the Bank Merger or any amendment or supplement thereto will, at the date of mailing, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.
8.7    First Merchants Disclosure Letter. First Merchants shall supplement, amend and update as of the Effective Date the First Merchants Disclosure Letter with respect to any matters hereafter arising which, if in existence or having occurred as of the date of this Agreement, would have been required to be set forth or described in the First Merchants Disclosure Letter. If, at any time prior to the Effective Date, First Merchants becomes aware of a fact or matter that might indicate that any of the representations and warranties of First Merchants herein may be untrue, incorrect or misleading in any material respect, First Merchants shall promptly disclose such fact or matter to First Merchants in writing.
8.8    Adverse Actions. Neither First Merchants nor FMB shall knowingly take any action that is intended or is reasonably likely to result in (i) any of its representations and warranties set forth in this Agreement being or becoming untrue in any respect at any time at or prior to the Effective Date, (ii) any of the conditions to the Merger set forth in Section 9 not being satisfied, (iii) a material violation of any provision of this Agreement, or (iv) a material delay in the consummation of the Merger except, in each case, as may be required by applicable law or regulation.
8.9    Cooperation. First Merchants shall generally cooperate with C Financial and its officers, employees, attorneys, accountants and other agents, and, generally, do such other acts and things in good faith as may be reasonable, necessary or appropriate to timely effectuate the intents and purposes of this Agreement and the consummation of the transactions contemplated hereby.
8.10    Bank Merger Agreement. First Merchants shall cause the appropriate officers of FMB to execute and deliver the Bank Merger Agreement upon approval by FMB’s Board of Directors.
8.11    Preservation of Business. On and after the date of this Agreement and until the Effective Date or until this Agreement is terminated as herein provided, First Merchants and FMB shall (a) carry on their business diligently, substantially in the same manner as heretofore conducted, and in the ordinary course of business; (b) use commercially reasonable efforts to preserve their business organizations intact, to keep their present officers and employees and to preserve their present relationship with customers and others having business dealings with them; and (c) not do or fail to do anything which will cause a material breach of, or material default in, any contract, agreement, commitment, obligation, understanding, arrangement, lease or license to which they are a party or by which they are or may be subject or bound.
8.12    Tax Matters.
(a) Tax Distributions.
(i) 2014 Tax Return. C Financial shall, subject to applicable laws and regulatory requirements, limitations or approvals, declare and make a cash distribution to its shareholders (the "2014 Tax Distribution") in connection with the 2014 Form 1120S, U.S. Income Tax Return of C Financial (the "2014 Tax Return"). The 2014 Tax Distribution shall be in an amount sufficient to pay federal, state and local income taxes on the income that passes through to the shareholders of C Financial in connection with the 2014 Tax Return, reduced by any tax benefits produced by losses, deductions and credits that pass through to such shareholders (the "2014 Tax Payments").

The 2014 Tax Distribution will be payable in at least two installments. The first installment shall be paid no later than January 9, 2015, and such installment shall be in an amount equal to the 2014 Tax Payments with a reasonable holdback as determined by C Financial in good faith. The second installment which shall include any 2014 Tax Payments not paid in the first installment shall be paid prior to or as soon as practically possible following the filing of the 2014 Tax Return. An additional installment of the 2014 Tax Distribution shall be paid as soon as reasonably practicably following any time, and from time to time, when additional net income is passed through to the shareholders of C Financial for any reason as part of an amended and filed 2014 Tax Return, settlement of a Contest (as defined below) related to the 2014 Tax Return, or upon adjustment to the same by the IRS.

(ii) Final Tax Return. Prior to the Effective Date, C Financial shall, subject to applicable laws and regulatory requirements, limitations or approvals, declare and pay a cash dividend to its shareholders (the "2015 Tax Distribution") in connection with the filing of the final Form 1120S, U.S. Income Tax Return of C Financial (the "Final Tax Return"). The 2015 Tax Distribution shall be in an amount sufficient to pay federal, state and local income taxes on the income that passes through to the shareholders of C Financial in connection with the Final Tax Return, reduced by any tax benefits produced by losses, deductions and credits that pass through to such shareholders (the "Final Tax Payments").

The 2015 Tax Distribution will be payable in at least two installments. The first installment shall be paid on the first business day prior to the Effective Date and such installment shall be in an amount equal to the estimated Final Tax Payments with a reasonable holdback as determined by C Financial in good faith. The second installment which shall include any Final Tax Payments not paid in the first installment shall be paid as soon as practically possible following the filing of the Final Tax Return. An additional payment of the 2015 Tax Distribution to the shareholders of C Financial shall be paid as soon as reasonably practicably following any time, and from time to time, when additional net income is passed through to the shareholders of C Financial for any reason as part of an amended and filed Final Tax Return, settlement of a Contest related to the Final Tax Return, or upon adjustment to the same by the IRS.

(i)    Determination of Tax Distributions. The amount of distributions contemplated by this Section 8.12 shall be computed by C Financial's customary certified public accountants and shall be based on good faith estimates of the C Financial's projected net income and losses of the current year (calculated without regard to any items of income, gain, loss, deduction or credit related to or resulting from the transactions contemplated hereby) with each shareholder of C Financial being assumed to be taxable in the applicable tax year at the highest marginal federal, state and local income tax rates applicable to married individuals filing a joint tax return and fully utilizing any losses, deductions and credits passed through for residents of the State of Ohio residing in Franklin County, plus assuming each such shareholder is subject to the 3.8% Net Investment Income Tax as provided for in Section 1411 of the Code.

(ii)    Continuing Obligation to Pay Tax Distributions. In the event of any regulatory or legal restriction prohibiting the payment of all or part of any distribution contemplated by this Section 8.12, the unpaid portion of the distribution shall continue to be payable to the shareholders of C Financial and the full payment thereof shall be deferred until the lapse of any such restriction. The obligations under this Section 8.12 shall survive the Closing of the Merger, and any references to the shareholders of C Financial shall mean the former shareholders of C Financial and any payments payable and not paid by C Financial shall be assumed and payable by First Merchants.

(iii)    Tax Returns. First Merchants shall prepare or cause to be prepared and timely file or cause to be timely filed all federal, state, or local tax returns of C Financial and the Bank for all periods ending on or prior to the Effective Date that are filed after the Effective Date ("Pre-Closing Tax Returns"). At least twenty (20) days prior to the date on which any such Pre-Closing Tax Return is due (including any extensions) and prior to filing any such tax return, First Merchants shall deliver a copy of such tax return to the Shareholders' Tax Representative for the purposes of making reasonable changes and revisions to such tax return at least three days prior to filing. First Merchants shall permit the Shareholders' Tax Representative to review and comment on each such tax return prior to filing and shall make such revisions to such tax returns as are reasonably requested by the Shareholders' Tax Representative. All such tax returns shall be prepared on a consistent basis with prior tax returns of C Financial and the Bank.
(iv)    Withholding.  The amounts of the 2014 Tax Distribution and the Final Tax Distribution payable to each shareholder of C Financial pursuant to clauses (i) and (ii), above, shall be reduced by the amount, if any, of Ohio withholding tax paid on account of such shareholder prior to the Effective Date and any other amounts of Ohio withholding tax applicable to the 2014 Tax Distribution or the Final Tax Distribution.
(b)    No Amended Tax Returns. First Merchants shall not file or cause to be filed an amended tax return with respect to C Financial or the Bank that would result in an increased tax liability to the shareholders of C Financial without the prior written approval of the Shareholders' Tax Representative, such approval not to be unreasonably withheld.
(c)    Audit of Tax Return. First Merchants shall notify the Shareholders' Tax Representative within 10 days after receipt of any audit, claim or refund or administrative or judicial proceeding involving any tax liability regarding C Financial or the Bank for any Pre-Closing Tax Return that could result in a change in the tax liability of the shareholders of C Financial. First Merchants shall be responsible for any audit, claim or refund and administrative or judicial proceeding involving any asserted tax liability regarding C Financial and the Bank (any such audit, claim for refund or proceeding relating to an asserted tax liability are referred to as a "Contest").
(d)    Cooperation in Audit. First Merchants shall cooperate fully with the Shareholders' Tax Representative in connection with the filing of the Pre-Closing Tax Returns and any audit, litigation or other proceeding with respect to any tax liability which may be allocated to the shareholders of C Financial. Such cooperation shall include the retention and the provision of records and information reasonably relevant to any such audit, litigation, or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. First Merchants agrees (i) to retain all books and records with respect to tax matters pertinent to C Financial and the Bank relating to any taxable period beginning before the Effective Date until expiration of the statute of limitations (and, to the extent notified by the Shareholders' Tax Representative, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (ii) to give the Shareholders' Tax Representative reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the Shareholders' Tax Representative so requests. First Merchants shall allow the Shareholders Tax Representative to take possession of such books and records. First Merchants further agrees, upon request from the Shareholders' Tax Representative, to use its reasonable best efforts to obtain any certificate or other document from any governmental authority or any other person as may be necessary to mitigate, reduce or eliminate any tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

(e)    Shareholders' Tax Representative. The Shareholders' Tax Representative shall be a person designated from time to time by a majority of the former directors of C Financial. First Merchants shall reimburse the Shareholders' Tax Representative for all out-of-pocket expenses, including those related to engaging counsel or accountants, and indemnify the Shareholders' Tax Representative for any liabilities incurred for serving as a Shareholders' Tax Representative under this Agreement.

8.1    Personal Guaranties. First Merchants shall use its commercially reasonable best efforts to promptly remove William Cooper from all personal guaranties of C Financial or Bank obligations which are assumed by First Merchants or FMB pursuant to the Merger or the Bank Merger. First Merchants also agrees to indemnify, defend and hold Mr. Cooper harmless from and against any liabilities arising from these obligations after the Effective Date.
SECTION 9

CONDITIONS PRECEDENT TO THE MERGER AND THE BANK MERGER
The obligation of each of the parties hereto to consummate the transactions contemplated by this Agreement is subject to the satisfaction and fulfillment of each of the following conditions on or prior to the Effective Date:

9.1    Shareholder Approval. The shareholders of C Financial shall have approved the Merger and confirmed this Agreement as required by applicable law.
9.2    Regulatory Approvals. The Federal Reserve Board, the Indiana Department of Financial Institutions and the Ohio Division of Financial Institutions shall have authorized and approved the Merger and the transactions related thereto. The OCC and the Ohio Division of Financial Institutions shall have approved the Bank Merger and the transactions related thereto. In addition, all appropriate orders, consents, approvals and clearances from all other regulatory agencies and governmental authorities whose orders, consents, approvals or clearances are required by law for consummation of the transactions contemplated by this Agreement shall have been obtained.
9.3    Officer’s Certificate. First Merchants and C Financial shall have delivered to each other a certificate signed by their respective Chairman or President and their Secretary, dated the Effective Date, certifying that (a) all of the representations and warranties of their respective corporations are true, accurate and correct in all material respects on and as of the Effective Date, except that representations and warranties that are qualified by materiality or a Material Adverse Effect shall be true and correct in all respects, and provided that for those representations and warranties which address matters only as of an earlier date, then they shall be tested as of such earlier date; (b) C Financial shall certify that only 2,151,867 shares of its capital stock are issued and outstanding as of the Effective Date; (c) all the covenants of their respective corporations have been complied with in all material respects from the date of this Agreement through and as of the Effective Date; and (d) their respective corporations have satisfied and fully complied with all conditions necessary to make this Agreement effective as to them.
9.4    No Judicial Prohibition. Neither C Financial, any Subsidiary nor First Merchants shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits the consummation of the Merger or the Bank Merger.
9.5    Opinions. The parties shall have received the respective opinions of counsel described in Section 12.4 of this Agreement.
9.6    Bank Merger Agreement. FMB and the Bank shall have entered into the Bank Merger Agreement.
SECTION 10

TERMINATION OF MERGER
10.1    Manner of Termination. This Agreement and the transactions contemplated hereby may be terminated at any time prior to the Effective Date by written notice delivered by First Merchants to C Financial or by C Financial to First Merchants only for the following reasons:
(a)    By the mutual consent of First Merchants and C Financial, if the Board of Directors of each so determines by vote of a majority of the members of its entire Board;

(b)    By First Merchants or C Financial, if its respective Board of Directors so determines by vote of a majority of the members of its entire Board, in the event of either: (i) a material breach by the other party of any representation or warranty contained herein which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach; (ii) a material breach by the other party of any of the covenants or agreements contained herein, which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach; or (iii) any event, fact or circumstance shall have occurred with respect to the other party that has had or could be reasonably expected to have a Material Adverse Effect on such party;
(c)    By C Financial or First Merchants, if the transaction contemplated herein has not been consummated by May 31, 2015; provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein; and provided further, that if the sole impediment to closing is the lack of receipt of any necessary regulatory approvals described in Section 9.2, then such termination date shall be extended to July 31, 2015;
(d)    By C Financial, in accordance with the terms of Section 7.5(b) of this Agreement;
(e)    By First Merchants, if C Financial’s Board of Directors fails to make, withdraws or modifies its recommendation for C Financial’s shareholders to vote in favor of the Merger following receipt of a written proposal for an Acquisition Proposal; or
(f)    By First Merchants, if C Financial breaches in any material respect its notice obligations under Section 7.5(c) or if within forty-five (45) days after giving First Merchants written notice pursuant to Section 7.5(c) of an Acquisition Proposal, C Financial does not terminate all discussions, negotiations and information exchanges related to such Acquisition Proposal and provide First Merchants with written notice of such termination.
10.2    Effect of Termination. Except as provided below, in the event that this Agreement is terminated pursuant to the provisions of Section 10.1 hereof, no party shall have any liability to any other party for costs, expenses, damages or otherwise; provided, however, that notwithstanding the foregoing, in the event that this Agreement is terminated pursuant to Section 10.1(b) hereof on account of a willful breach of any of the representations and warranties set forth herein or any willful breach of any of the agreements set forth herein, then the non-breaching party shall be entitled to recover appropriate damages from the breaching party, including, without limitation, reimbursement to the non-breaching party of its costs, fees and expenses (including attorneys’, accountants’ and advisors’ fees and expenses) incident to the negotiation, preparation and execution of this Agreement and related documentation; provided, however, that nothing in this proviso shall be deemed to constitute liquidated damages for the breach by a party of the terms of this Agreement or otherwise limit the rights of the non-breaching party. Notwithstanding the foregoing, in the event of termination by C Financial in accordance with Section 10.1(d) or by First Merchants in accordance with Section 10.1(e) or Section 10.1(f), then C Financial shall pay First Merchants the sum of $1,000,000 as a termination fee. Such payment shall be made within ten (10) days of the date of notice of termination.

First Merchants shall also be entitled to recover from C Financial its reasonable attorneys’ fees incurred in the enforcement of this provision.
SECTION 11

EFFECTIVE DATE OF MERGER
Subject to the terms and upon satisfaction of all requirements of law and the conditions specified in this Agreement, the Merger shall become effective at the close of business on the day specified in the Articles of Merger of C Financial with and into First Merchants (the “Articles of Merger”) as filed with the Secretary of State of the States of Indiana and Ohio (the “Effective Date”). Unless otherwise agreed to by the parties, the Effective Date shall be no later than the last business day of the month in which both (a) any waiting period following the last approval of the Merger and Bank Merger by a state or federal regulatory agency or governmental authority expires and (b) the conditions precedent to the Merger and the Bank Merger outlined in Section 9 have been satisfied.
SECTION 12

CLOSING
12.1    Closing Date and Place. The closing of the Merger (the “Closing”) and the Bank Merger shall take place at the main office of First Merchants on the Effective Date or at such other time and place as mutually agreed to by First Merchants and C Financial.
12.2    Merger-Articles of Merger. Subject to the provisions of this Agreement, on the Effective Date, the Articles of Merger shall be duly filed with the Secretary of State of the States of Indiana and Ohio.
12.3    Bank Merger-Articles of Merger. Subject to the provisions of this Agreement, on the Effective Date, the articles of merger or other filings necessary to consummate the Bank Merger shall be duly filed.
12.4    Opinions of Counsel. At the Closing, (a) C Financial shall deliver an opinion of its counsel, Kaplan, Strangis and Kaplan, P.A., to First Merchants substantially in the form of Exhibit B attached hereto, and (b) First Merchants shall deliver an opinion of its counsel, Bingham Greenebaum Doll LLP to C Financial substantially in the form attached hereto as Exhibit C, each dated as of the date of Closing.

SECTION 13
MISCELLANEOUS
13.1    Effective Agreement. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but none of the provisions hereof shall inure to the benefit of any other person, firm, or corporation whomsoever; except that

(a) the terms and provisions of Sections 8.2(c) and 8.5 of this Agreement shall inure to the benefit of the current and former employees, officers and directors of C Financial, as applicable, as specified in such sections and shall be enforceable by such individuals against First Merchants, and (b) the terms and provisions of Section 3.2 shall inure to the benefit of the former shareholders of C Financial. Neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned or transferred by either party hereto without the prior written consent of the other party.
13.2    Waiver; Amendment.
(a)    First Merchants and C Financial may, by an instrument in writing executed in the same manner as this Agreement: (i) extend the time for the performance of any of the covenants or agreements of the other party under this Agreement; (ii) waive any inaccuracies in the representations or warranties of the other party contained in this Agreement or in any document delivered pursuant hereto or thereto; (iii) waive the performance by the other party of any of the covenants or agreements to be performed by it or them under this Agreement; or (iv) waive the satisfaction or fulfillment of any condition the nonsatisfaction or nonfulfillment of which is a condition to the right of the party so waiving to terminate this Agreement. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other or subsequent breach hereunder.
(b)    Notwithstanding the prior approval by the shareholders of C Financial, this Agreement may be amended, modified or supplemented by the written agreement of C Financial, First Merchants, the Bank and FMB without further approval of such shareholders, except that no such amendment, modification or supplement shall decrease the consideration specified in Section 3 hereof, or shall otherwise materially adversely affect the rights of the shareholders of C Financial without the further approval of such shareholders.
13.3    Notices. Any and all notices or other communications required or permitted under this Agreement shall be in writing and shall be deemed to be given (i) when delivered in person, or (ii) on the day of transmission if sent via facsimile transmission to the facsimile number given below, provided telephonic confirmation of receipt is obtained promptly after completion of transmission, or (iii) on the fifth (5th) day after sent by certified or registered mail, postage prepaid, return receipt requested, addressed as follows:

If to First Merchants:	With a copy to:
200 E. Jackson Street Muncie, IN 47305 Attn: Michael C. Rechin President and Chief Executive Officer FAX: (765) 741-7283	Bingham Greenebaum Doll LLP 2700 Market Tower 10 West Market Street Indianapolis, Indiana 46204-2982 Attn: David R. Prechtel, Esq. FAX: (317) 236-9907
If to C Financial:	With a copy to:
5811 Sawmill Road Dublin, Ohio 43017 Attn: Dan A. Apple President and Chief Executive Officer FAX: (614) 408-0205	Kaplan, Strangis and Kaplan, P.A. 90 South Seventh Street Suite 5500 Minneapolis, Minnesota 55402-4126 Attn: Ralph Strangis, Esq. FAX: (612) 375-1143

or to such substituted address as any of them have given to the other in writing.
13.4    Headings. The headings in this Agreement have been inserted solely for the ease of reference and should not be considered in the interpretation or construction of this Agreement.
13.5    Severability. In case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal, or unenforceable provision or provisions had never been contained herein.
13.6    Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute one and the same instrument. In addition, this Agreement and the documents to be delivered hereunder may be executed by the parties hereto either manually or by facsimile signatures, each of which shall constitute an original signature.
13.7    Governing Law. This Agreement is executed in and shall be construed in accordance with the laws of the State of Indiana, without regard to choice of law principles.
13.8    Entire Agreement. This Agreement supersedes any other agreement, whether oral or written, between First Merchants and C Financial relating to the matters contemplated hereby, and constitutes the entire agreement between the parties hereto.
13.9    Expenses. First Merchants and C Financial shall each pay their own expenses incidental to the transactions contemplated hereby. This provision shall survive the Effective Date or the earlier termination of this Agreement.
13.10    Securityholder Litigation. Each party shall notify the other party hereto in writing of any litigation related to this Agreement, the Merger or the other transactions contemplated by this Agreement that is brought, or, to the knowledge of either party, threatened in writing, against it and/or the members of its Board of Directors (any such litigation and/or the executive officers or members of the Board of Directors of a party (a “Transaction Litigation”)), and shall keep the other party reasonably informed with respect to the status thereof. Each party shall give the other party the opportunity to participate in the defense or settlement of any Transaction Litigation, and, except to the extent required by applicable law, neither party shall settle, agree to any undertakings or approve or otherwise agree to any waiver that may be sought in connection with such Transaction Litigation, without the prior written consent of the other party (which shall not be unreasonably withheld, conditioned or delayed).
13.11    Certain Definitions. For purposes of this Agreement, “C Financial’s Management” means any of William A. Cooper, Jr., Dan A. Apple and Donald E. Foster; and “First Merchants’ Management” means any of Michael C. Rechin and Mark K. Hardwick. The phrases “to the knowledge of”, “known to” and similar formulations with respect to C Financial’s Management or First Merchants Management means matters that are within the actual conscious knowledge of such persons after due inquiry. For purposes of this Agreement, “business day” means any day other than a Saturday, Sunday or other day that a federal savings bank or a national banking association is authorized or required by applicable law to be closed.
13.12    Survival of Contents. The provisions of Sections 7.8, 8.5, 10.2, 13.9 and this Section 13.12 shall survive beyond the termination of this Agreement. The provisions of Sections 3.2, 7.8, 8.2, 8.5, 8.12, 13.9 and this Section 13.12 shall survive beyond the Effective Date.
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IN WITNESS WHEREOF, First Merchants and C Financial have made and entered into this Agreement as of the day and year first above written and have caused this Agreement to be executed and attested by their duly authorized officers.

FIRST MERCHANTS CORPORATION By: /s/ Michael C. Rechin Michael C. Rechin, President and Chief Executive Officer
C FINANCIAL CORPORATION By: /s/ Dan A. Apple Dan A. Apple, President and Chief Executive Officer

EXHIBIT A
AGREEMENT AND PLAN OF MERGER
Merging
COOPER STATE BANK,
an Ohio state bank,
with and into
FIRST MERCHANTS BANK,
NATIONAL ASSOCIATION,
a national bank
THIS AGREEMENT AND PLAN OF MERGER (this “Agreement and Plan”), made and entered into as of the 5th day of January, 2015, by and between FIRST MERCHANTS BANK, NATIONAL ASSOCIATION, a national bank (“FMB”), and COOPER STATE BANK, an Ohio state bank (the “Bank”) (FMB and the Bank are sometimes referred to collectively as the “Constituent Companies”).
WITNESSETH
WHEREAS, the Constituent Companies desire to consummate the business combination transaction outlined in this Agreement and Plan pursuant to which the Bank will merge with and into FMB pursuant to 12 USC § 215a and the Ohio Revised Code, as amended (collectively, the “Law”);
WHEREAS, this Agreement and Plan is being executed in connection with, and the consummation of this Agreement and Plan is expressly contingent upon the closing of, that certain Agreement and Plan of Reorganization and Merger (the “Merger Agreement”) between First Merchants Corporation, an Indiana corporation (“First Merchants”) and C Financial Corporation, an Ohio corporation (“C Financial”), dated January 5, 2015 (the “Holding Company Merger”);
WHEREAS, the Boards of Directors of both FMB and the Bank have approved the transactions contemplated by this Agreement;
WHEREAS, First Merchants, as the sole shareholder of FMB, and C Financial, as the sole shareholder of the Bank, have also approved the transactions contemplated by this Agreement and Plan;
NOW, THEREFORE, in consideration of the premises and of the mutual provisions, agreements, covenants, conditions and grants contained in this Agreement and Plan, and in accordance with the provisions of the Law, the parties mutually covenant and agree as follows:

ARTICLE I
THE MERGER
1.1    The Merger. At the “Effective Time” (as defined below), the Bank shall be merged with and into FMB in accordance with applicable provisions of the Law (the “Merger”). The separate existence and company organization of the Bank shall cease, and the company existence of FMB, including all its purposes, powers and objectives, shall continue unaffected and unimpaired by the Merger. FMB shall continue to be governed by the applicable laws of The National Bank Act (12 U.S.C. Section 1, et. seq.) and the regulations promulgated thereunder and shall succeed to all the rights, privileges, immunities, powers, duties and liabilities of the Bank as set forth in the Law.
1.2    Further Assurances. If, after the Effective Time, FMB shall consider or be advised that any further deeds, assignments or assurances in the Law or any other things are necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in FMB, its right, title or interest in, to or under any rights, properties or assets of the Bank, or (b) otherwise carry out the purposes of this Agreement and Plan, the Bank and its officers and directors shall be deemed to have granted to FMB an irrevocable power of attorney to execute and deliver all such deeds, assignments or assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in FMB and otherwise to carry out the purposes of this Agreement and Plan, and the officers and directors of FMB are authorized in the name of the Bank or otherwise to take any and all such action.
1.3    Offices. Immediately following the Merger, FMB’s principal office shall be located at 200 East Jackson Street, Muncie, Indiana 47305 and the Bank’s principal office at 5811 Sawmill Road, Dublin, Ohio  43017 shall become a branch office of FMB.
1.4    Savings Accounts. By virtue of the Merger, savings accounts held at the Bank shall automatically, by operation of law, become savings accounts held at FMB.
ARTICLE II
ARTICLES OF INCORPORATION, CODE OF BYLAWS,
BOARD OF DIRECTORS AND OFFICERS
2.1    Name. The name of the surviving national bank shall be “First Merchants Bank, National Association.”
2.2    Articles of Incorporation. The Articles of Association of FMB shall be the Articles of Association of the surviving national bank.
2.3    Code of Bylaws. The Code of Bylaws of FMB (the “Code of Bylaws”) shall be the Code of Bylaws of the surviving national bank.
2.4    Officers and Directors. The Directors of FMB shall all remain directors of the surviving national bank and shall hold such offices from the Effective Time until their respective

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successors are duly elected and qualified in the manner provided in the Code of Bylaws. The officers of FMB shall all remain officers of the surviving national bank and shall hold such offices from the Effective Time until their respective successors are duly elected and qualified in the manner provided in the Code of Bylaws.
ARTICLE III
CAPITAL STOCK OF THE SURVIVING NATIONAL BANK
3.1    Shares of the Bank. At the Effective Time, by virtue of the Merger and without any further action on the part of FMB or the Bank, all 1,010,000 issued and outstanding shares of the common capital stock of the Bank, whose separate existence shall cease, shall automatically and by operation of law be canceled, void and of no further effect.
3.2    Shares of FMB. At the Effective Time, by virtue of the Merger and without any further action on the part of FMB or the Bank, all 114,000 issued and outstanding shares of the common capital stock of FMB, shall represent all of the issued and outstanding shares of the common capital stock of the surviving national bank.
ARTICLE IV
NO DISSENTING SHAREHOLDERS
First Merchants, as the sole shareholder of FMB, and C Financial, as the sole shareholder of the Bank, have approved and consented to this Merger.
ARTICLE V
GENERAL PROVISIONS
5.1    Condition Precedent to Closing. The following conditions must be satisfied prior to the closing of the Merger:
(a)    appropriate approvals must be obtained from or notices filed with the Office of the Comptroller of the Currency (the “OCC”) and the Ohio Division of Financial Institutions (the “Division”); and
(b)    the Holding Company Merger must occur.
5.2    Effective Time. The Merger shall become effective immediately following the Holding Company Merger, or such later time as designated by First Merchants and otherwise approved by the OCC and the Division (the “Effective Time”).
5.3    Manner of Termination. This Agreement and Plan and the transactions contemplated hereby may be terminated at any time prior to the Effective Time:
(k)    by the mutual consent of FMB and the Bank; or

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(l)    automatically and without further action by either FMB or the Bank if the Merger Agreement is terminated for any reason.
5.4    Effect of Termination. Upon termination as provided in Section 5.3, this Agreement and Plan shall be void and of no further force or effect, and there shall be no obligation on the part of FMB or the Bank or their respective officers, directors, employees, agents, or shareholders, except for payment of their respective expenses.
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IN WITNESS WHEREOF, the parties have executed this Agreement and Plan by their respective officers duly authorized as of the date and year first above written.

“FMB”	FIRST MERCHANTS BANK, NATIONAL ASSOCIATION, a national bank, By: Printed: Michael C. Rechin Its: President and Chief Executive Officer
ATTEST: Secretary/Cashier
“BANK”	COOPER STATE BANK, an Ohio state bank, By: Printed: Dan A. Apple Its: President and Chief Executive Officer
ATTEST: Secretary/Cashier

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EXHIBIT B

FORM OF OPINION OF
COUNSEL FOR C FINANCIAL CORPORATION

1.
C Financial Corporation (“C Financial”) is a corporation duly organized and validly existing under the laws of the State of Ohio and a bank holding company registered under the Bank Holding Company Act of 1956 (“BHCA”). C Financial has no direct subsidiaries other than Cooper State Bank, an Ohio state bank (the “Bank”). The Bank is duly organized and validly existing under the laws of the State of Ohio.

2.
2.    C Financial and the Bank have all requisite corporate power, authority and governmental authorizations required by the applicable laws to own their respective properties and to conduct their respective businesses.

3.
The Agreement and Plan of Reorganization and Merger dated as of January 5, 2015, by and between First Merchants and C Financial (the “Agreement”) has been duly authorized, executed, and delivered by C Financial and constitutes a valid and binding obligation of C Financial, enforceable against C Financial in accordance with its terms.

4.
The total number of shares which C Financial has the authority to issue is 2,500,000 shares of common stock, $1.00 par value (“C Financial Common Stock”). As of the “Effective Date” (as defined in the Agreement), there were 2,151,867 shares of C Financial Common Stock issued and outstanding. To our knowledge, there are no outstanding options, commitments, calls, agreements, warrants, stock appreciation rights or other subscription rights for the issuance or acquisition of any C Financial Common Stock or relating to C Financial Common Stock or any other shares of capital stock of C Financial other than those disclosed in the C Financial Disclosure Letter to the Agreement.

5.
The Board of Directors and the shareholders of C Financial have taken all corporate action required in order to adopt and approve the merger of C Financial with and into First Merchants and the Agreement, and to authorize the execution, delivery and consummation of the Agreement.

6.
Neither the execution of the Agreement, nor the consummation of the transactions contemplated thereby, does or will, except as disclosed in the C Financial Disclosure Letter to the Agreement: (a) conflict with, result in a breach of, or constitute a default under C Financial’s or the Bank’s organizational documents; (b) to our knowledge, conflict with, result in a breach of, or constitute a default under the applicable laws or any court or administrative order or decree, or any note, bond, indenture, loan, mortgage, security agreement, contract, arrangement or commitment, to which C Financial or the Bank is subject or bound, the result of which would have a Material Adverse Effect; (c) to our knowledge, result in the creation of, or give any person, corporation or entity the right to create, any lien, charge, encumbrance, security interest, or other adverse interest upon any right, property or asset of C Financial or the Bank, the result of which would have a Material Adverse Effect; (d) to our knowledge, terminate, or give any person, corporation or entity the right to terminate, amend, abandon, or refuse to perform, any note, bond, indenture, loan, mortgage, security agreement, contract, arrangement or commitment to which C Financial or the Bank is subject or bound, the result of which would have a Material Adverse Effect; or (e) to our knowledge, accelerate or modify, or give any party thereto the right to accelerate or modify, the time within which, or the terms according to which, C Financial or the Bank is to perform any duties or obligations or receive any rights or benefits under any note, bond, indenture, loan, mortgage, security agreement, contract, arrangement or commitment, the result of which would have a Material Adverse Effect.

7.
The meeting of the shareholders of C Financial held on _________________________, was duly held in accordance with all applicable laws, and the Agreement was duly approved and adopted by the affirmative vote of the holders of a majority of the outstanding shares of C Financial Common Stock, which is the only vote on the part of the shareholders of C Financial required in order to approve the Agreement and the transactions contemplated therein.

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EXHIBIT C

FORM OF OPINION OF
COUNSEL FOR FIRST MERCHANTS CORPORATION

1.
First Merchants Corporation (“First Merchants”) is a corporation duly organized and validly existing under the laws of the State of Indiana and a registered bank holding company under the Bank Holding Company Act of 1956, as amended (“BHCA”). First Merchants Bank, National Association, a national bank (the “Bank”), is a wholly-owned subsidiary of First Merchants and is duly organized and validly existing under The National Bank Act.

2.
First Merchants and the Bank have all requisite corporate power, authority and governmental authorizations required by the applicable laws to own their respective properties and to conduct their respective businesses as described in First Merchants’ Annual Report filed on Form 10-K for the year ending December 31, 2013.

3.
The Agreement and Plan of Reorganization and Merger (the “Agreement”) dated as of January 5, 2015, by and between First Merchants and C Financial Corporation (“C Financial”), has been duly authorized, executed, and delivered by First Merchants and constitutes a valid and binding obligation of First Merchants, enforceable against First Merchants in accordance with its terms.

4.
The Board of Directors and the shareholders of First Merchants have taken all corporate action required in order to adopt and approve the merger of C Financial with and into First Merchants and the Agreement, and to authorize the execution, delivery and consummation of the Agreement.

5.
Neither the execution of the Agreement, nor the consummation of the transactions contemplated thereby, does or will, except as disclosed in the First Merchants Disclosure Letter to the Agreement: (a) conflict with, result in a breach of, or constitute a default under First Merchants’ or the Bank’s organizational documents; (b) to our knowledge, conflict with, result in a breach of, or constitute a default under the applicable laws or any court or administrative order or decree, or any note, bond, indenture, loan, mortgage, security agreement, contract, arrangement or commitment, to which First Merchants or the Bank is subject or bound, the result of which would have a Material Adverse Effect; (c) to our knowledge, result in the creation of, or give any person, corporation or entity the right to create, any lien, charge, encumbrance, security interest, or other adverse interest upon any right, property or asset of First Merchants or the Bank, the result of which would have a Material Adverse Effect; (d) to our knowledge, terminate, or give any person, corporation or entity the right to terminate, amend, abandon, or refuse to perform, any note, bond, indenture, loan, mortgage, security agreement, contract, arrangement or commitment to which First Merchants or the Bank is subject or bound, the result of which would have a Material Adverse Effect; or (e) to our knowledge, accelerate or modify, or give any party thereto the right to accelerate or modify, the time within which, or the terms according to which, First Merchants or the Bank is to perform any duties or obligations or receive any rights or benefits under any note, bond, indenture, loan, mortgage, security agreement, contract, arrangement or commitment, the result of which would have a Material Adverse Effect.